Exhibit 10.18

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

ADAPTHEALTH LLC,

MCKESSON MEDICAL-SURGICAL, INC.,

AS SELLER

AND

NRE HOLDING CORPORATION, AND

MCKESSON PATIENT CARE SOLUTIONS, INC.,

AS THE COMPANY GROUP

Dated as of November 21, 2019

List of Exhibits

Exhibit

Exhibit A               Net Working Capital Schedule

Exhibit B               Form of Transition Services Agreement (Service Schedule Excluded)

Exhibit C               Form of Moorestown Facility License Agreement

Exhibit D               Form of Auburn Facility Sublease

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 21, 2019, by and among (a) AdaptHealth LLC, a Delaware limited liability company (“Buyer”), (b) McKesson Medical-Surgical, Inc., a Virginia corporation (“Seller”), (c) NRE Holding Corporation, a Delaware corporation (“NRE Holding”), and (d) McKesson Patient Care Solutions, Inc., a Pennsylvania corporation (“PCS” and together with NRE Holding, each a “Company” and collectively the “Company Group”). Unless the context otherwise requires, each of Buyer and the Seller are referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Seller is the owner of all of the issued and outstanding Equity Interests of NRE Holding;

WHEREAS, NRE Holding is the owner of all of the issued and outstanding Equity Interests of PCS;

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase and acquire from the Seller, all of the issued and outstanding Equity Interests of NRE Holding (the “Acquired Equity”);

WHEREAS, the Board of Directors of the Seller (the “Seller Board”) and the Buyer have determined that it is advisable and in the best interests of their respective equity holders for Buyer to purchase the Acquired Equity upon the terms and subject to the conditions set forth herein, and the Seller Board has approved this Agreement and all of the transactions contemplated hereby (collectively, the “Transactions”); and

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below: “Accounting Firm” has the meaning set forth in Section 2.4(d).

“Acquired Equity” has the meaning set forth in the Recitals.

“Acquisition Engagement” has the meaning set forth in Section 11.12.

“Acquisition Proposal” means (i) any merger, liquidation, recapitalization, consolidation or other business combination involving any member of the Company Group, (ii) any issuance by any member of the Company Group of more than fifty percent (50%) of its capital stock or (iii) any acquisition of all or substantially all of the consolidated total assets of the Company Group, in each case, other than the Transactions contemplated by this Agreement.

“Actual Cash” has the meaning set forth in Section 2.4(b).

“Actual Debt” has the meaning set forth in Section 2.4(b).

“Actual Net Working Capital” has the meaning set forth in Section 2.4(b).

“Actual Transaction Expenses” has the meaning set forth in Section 2.4(b).

“Affiliate” means, with respect to any specified Person, any individual or entity whatsoever directly or indirectly controlling, controlled by, or under the same control with, such Person, with the term "control", when used in respect of any entity, meaning the right (including by unrestricted exercise of voting rights) to unilaterally appoint a majority of the board of directors or other governing body elected by equity holders of that entity).

“Aggregate Cap” has the meaning set forth in Section 9.4(c)(iii).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.5(a).

“Applicable Survival Period” has the meaning set forth in Section 9.3(b).

“Attorney-Client Communications” has the meaning set forth in Section 11.12.

“Auburn Facility Sublease” has the meaning set forth in Section 8.2(m).

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Bonus Opportunities” has the meaning set forth in Section 7.4(a).

“Broker” means Piper Jaffray & Co.

“Business” means the business of marketing, selling, leasing, distributing or otherwise providing durable medical equipment and related supplies to customers in their homes, hospitals, or other alternative site care facilities.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Las Colinas, Texas are authorized or obligated by law or executive order to close.

“Buyer Certificate” has the meaning set forth in Section 2.4(b).

“Buyer Indemnified Party” has the meaning set forth in Section 9.1.

“Buyer Indemnifying Parties” has the meaning set forth in Section 9.2.

“Buyer Representatives” has the meaning set forth in Section 6.2.

“Buyer Terminable Breach” has the meaning set forth in Section 10.1(b).

“Cash” means all cash, cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit, demand deposits and restricted cash), the Lease Deposits and marketable securities of the Company Group, determined on a consolidated basis. For the avoidance of doubt, “Cash” shall be calculated net of all issued but uncleared checks and drafts issued by the Company Group to the extent the related accounts payable is not included in the calculation of Net

Working Capital and shall include all checks and wire transfers and drafts deposited or available for deposit for the account of the Company Group.

“Cash Payment” means the amount equal to (a) Fourteen Million Dollars ($14,000,000), plus (b) the Estimated Cash, minus (c) the Estimated Debt, minus (d) the Estimated Transaction Expenses, plus or minus (as applicable pursuant to Section 2.4(a)) (e) the working capital adjustment amount.

“Civil Investigative Demand” means a civil investigative demand issued pursuant to 31 U.S.C. § 3733.

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Approvals” means, any consent, license, permit, approval, waiver or authorization or order of, filings with or any notification to any third-Person or Governmental Authority required as a result of the Transactions.

“Company Group” has the meaning set forth in the preamble to this Agreement.

“Company Material Adverse Effect” means, with respect to the Company Group, taken as a whole, any event, occurrence, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company Group, taken as a whole, or (b) the ability of the Company Group to consummate the Transactions on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, the Buyer; (vi) any action required or permitted by this Agreement; (vii) any changes in accounting rules, including GAAP; or (viii) the public announcement, pendency or completion of the Transactions; notwithstanding the foregoing, however, that any event, occurrence condition or change referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence condition or change has a disproportionate effect on the Company Group compared to other participants in the industries in which the Company Group conducts its businesses.

“Company Parties” has the meaning set forth in Section 11.12.

“Company Plan” has the meaning set forth in Section 3.15(a).

“Company Representatives” has the meaning set forth in Section 7.3.

“Company Terminable Breach” has the meaning set forth in Section 10.1(c).

“Competition Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Confidentiality Agreement” means that certain letter agreement, effective as of May 2, 2019, by and between Buyer and Seller or an Affiliate of Seller.

“Contract” means any legally binding, written contract, agreement, lease, obligation, commitment or undertaking.

“Current Assets” means the Company Group’s consolidated total current assets, determined in accordance with the Net Working Capital Schedule (excluding all Cash).

“Current Liabilities” means the Company Group’s consolidated total current liabilities, determined in accordance with the Net Working Capital Schedule (excluding (a) any Debt and (b) Transaction Expenses); provided,  further, that any other amount payable from the Purchase Price that would otherwise be considered a Current Liability shall not be included as a Current Liability.

“Damages” means all actual damages, costs, liabilities, obligations, fines, penalties, expenses and fees, including reasonable attorneys’ and other professional fees and expenses.

“Debt” means, without duplication, any liability of any member of the Company Group in respect of (a) indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar instruments; (b) guarantees of the obligations described in the foregoing clause (a) above of any other Person; or (c) all accrued interest on the foregoing; provided,  however, that, for purposes of clarity, notwithstanding anything to the contrary herein, “Debt” shall not include any (i) Transaction Expenses, (ii) trade payables and Current Liabilities, (iii) capital lease obligations, (iv) deferred revenue, (v) letters of credit, performance bonds, bankers acceptances, indemnities and similar obligations entered into in the ordinary course of business or (vi) any items of the nature described above incurred by Buyer or its Affiliates prior to or following the Closing.

“Deductible” has the meaning set forth in Section 9.4(b).

“Delaware Courts” has the meaning set forth in Section 11.10(b).

“Direct Claim” has the meaning set forth in Section 9.6.

“Employee Plan” means any plan, program, policy, arrangement or Contract, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right or similar equity-based plan or (d) any other deferred- compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement.

“Environmental Laws” means any applicable Laws that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials, including the federal

Comprehensive Environmental Response, Compensation and  Liability  Act  of  1980,  42  U.S.C.  Section 9601, et seq., as amended, the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, the European Union RoHS Directive and the Waste Electrical and Electronic Equipment Directive.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“Estimated Cash” has the meaning set forth in Section 2.4(a).

“Estimated Debt” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Excluded Documents” means, collectively, the Restrictive Covenant Agreement, the Moorestown Facility License Agreement, the Auburn Facility Sublease and the Transition Services Agreement.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fraud”, with respect to the Seller and the Company Group, means actual and intentional fraud, committed by the Knowledge Persons with actual knowledge, with respect to the making of the representations and warranties expressly set forth in ARTICLE 3 and ARTICLE 4 of this Agreement with actual knowledge of breach when the related representations and warranties were made with the express intention that a party to this Agreement would rely thereon to its detriment, and does not include any  other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise).

“Fundamental Damages” means Damages incurred or sustained by, or imposed upon, the Buyer Indemnified Parties to the extent resulting from or arising out of any breach of any Fundamental Representations of the Company Group.

“Fundamental Damages Cap” has the meaning given in Section 9.4 (c)(ii).

“Fundamental Representations” means, (a) with respect to the Company Group, the representations and warranties set forth in Sections 3.1  (Organization and Qualification; Subsidiaries),

3.2  (Authorization), 3.3  (Capitalization), 3.9  (Tax Matters)  3.21  (Brokers Fees), 3.22  (Healthcare Compliance), and 3.24 (Fraud), (b) with respect to the Seller, the representations and warranties set forth in Sections 4.1  (Authorization), 4.3  (Title) and 4.4  (No Brokers) and (c) with respect to Buyer, the representations and warranties set forth in ARTICLE 5.

“GAAP” means generally accepted accounting principles in effect in the United States, as consistently applied by the Company Group.

“General Cap” has the meaning set forth in Section 9.4(c)(i).

“General Survival Date” has the meaning set forth in Section 9.3(a)(i).

“Governing Documents” means, with respect to any business entity, all documents by which such entity established its legal existence or which govern its internal corporate affairs, including, without limitation, its articles of incorporation, articles of organization, limited partnership agreement, operating agreement, limited liability company agreement, bylaws and any other governing document, as applicable, of such entity.

“Government Health Care Program” means any federal or state health programs as defined in 42 U.S.C. § 1320a-7b(f).

“Government Health Care Program Repayment Damages” means any Damages in connection with a repayment, recoupment or refund for overpayments made by a Government Health Care Program prior to the Closing Date which directly result from a breach by the Company Group of any  representation or warranty set forth in Section 3.22  (Healthcare Compliance).

“Governmental Authority” means any court, administrative agency, commission or other United States, federal, national, provincial, state, local, foreign or other governmental authority, instrumentality, agency or commission, in each case, to the extent the same has jurisdiction over the Person, assets or property in question.

“Health Care Laws” means all Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (a) any and all federal and state fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), all state self-referral prohibitions, anti-kickback Laws, illegal remuneration and provider conflict of interest Laws, or any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 310 et seq.) and other federal and state requirements concerning the distribution of Legend Drugs and Legend Devices; (c) Medicare (Title XVIII of the Social Security Act) and the conditions of participation and regulations promulgated thereunder; (d) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (e) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder (f) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated there under; (g) all Laws relating to healthcare-related licensure, certification or registration requirements of all Governmental Authorities applicable to any member of the Company Group (h) quality, safety and accreditation requirements to the extent required by applicable state laws or governmental regulatory bodies; and (i) statutory and regulatory requirements relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, Government Health Care Programs, by any member of the Company Group, including Laws and regulations relating to professional fee splitting, certificates of need, and certificates of operations and authority. Health Care Laws do not include any Privacy Laws.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnified Taxes” means any (a) Taxes of any member of the Company Group for Pre-Closing Tax Periods (determined in accordance with Section 7.7(e) with respect to any Straddle Period), (b) income Taxes for any Pre-Closing Tax Period of any member (other than any member of the Company Group) of an affiliated, consolidated, combined, or unitary group of which any member of the Company

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Group is or was a member on or prior to the Closing Date pursuant to Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law), and (c) Taxes for any Pre- Closing Tax Period of any Person (other than any member of the Company Group) imposed on any member of the Company Group by contract (other than any contract the principal purpose of which is not Taxes), as a transferee or successor or by operation of Law, which Taxes relate to an event or transaction occurring before the Closing. For the avoidance of doubt, “Indemnified Taxes” shall not include any Transfer Taxes.

“Indemnifying Party” means a Buyer Indemnifying Party or Seller, as applicable.

“Intellectual Property” means all worldwide (a) patents (including but not limited to continuations, continuations-in-part, divisionals, renewals, reissues, and extensions thereof), inventions, whether patentable or not, and whether reduced to practice or not, (b) copyrights in any work of authorship, (c) trademarks, service marks, Internet domain names, URLs, logos, trade names and trade dress, corporate names and other source indicators, and all goodwill related thereto, (d) trade secrets, and (e) all registrations and applications (including, without limitation, provisional applications), renewals, reissues and extensions for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.5(a).

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Seller” or “to the Seller’s Knowledge” means, with respect to any fact, circumstance,  event  or  other  matter  in  question,   the   actual   knowledge   of   any   of   the   following individuals: [***] (collectively, the “Knowledge Persons”).

“Law” or “Laws” means any applicable federal, national, provincial, state, local, United States, foreign or other statute, law, ordinance, regulation, rule, code, decree, judgment, writ, injunction or    other order, or other requirement or rule of law.

“Lease Deposits” means the security deposits made in connection with Real Property Leases set forth on Schedule 3.10(b).

“Legal Proceeding” has the meaning set forth in Section 11.10(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, easement, encroachment or other similar lien.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Material Customers” has the meaning set forth in Section 3.20(a).

“Material Permits” has the meaning set forth in Section 3.8.

“Material Suppliers” has the meaning set forth in Section 3.20(b).

“Mini-Basket” has the meaning set forth in Section 9.4(a).

“MMM” has the meaning set forth in Section 11.12.

“Moorestown Facility License Agreement” has the meaning set forth in Section 8.2(l).

“Multiemployer Plan” means: (i) any “multiemployer plan”  as  such  term  is  defined  in  Section 3(37) of ERISA; (ii) any “multiple employer plan” as such term is defined in Section 413(c) of the Code; and (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

“Net Working Capital” means (a) Current Assets (but excluding Cash and all deferred Tax assets), minus (b) Current Liabilities (but excluding deferred Tax liabilities), all as more particularly described and set forth in the Net Working Capital Schedule.

“Net Working Capital Certificate” means a certificate prepared by an officer of the Company Group or Seller, certifying the Estimated Net Working Capital, Estimated Cash, Estimated Transaction Expenses and Estimated Debt as set forth on the Closing Statement, and the amount, if any, by which (a) Estimated Net Working Capital exceeds the Target Net Working Capital or (b) the Estimated Net Working Capital is less than the Target Net Working Capital.

“Net Working Capital Schedule” means the schedule pursuant to which Net Working Capital is to be calculated, attached as Exhibit A hereto, which calculation on Exhibit A is based for illustrative purposes on Net Working Capital as of October 31, 2019.

“Notice of Claim” has the meaning set forth in Section 9.3(b).

“Objection Notice” has the meaning set forth in Section 2.4(c).

“Outside Date” has the meaning set forth in Section 10.1(e).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Liens” means: (a) Taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to real property incurred in the ordinary course of business for amounts that are (i) not delinquent and that would not, in the aggregate, have a Company Material Adverse Effect or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over real property; (d) liens for any financing secured by real property; (e) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of real property in the operation of the business of the Company Group, taken as a whole; and (f) non-exclusive licenses of Company owned Intellectual Property by the Company or a Subsidiary in the ordinary course of business.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Post-Transaction Employee” has the meaning set forth in Section 7.4.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

“Pre-Closing Tax Refund” means, without duplication, any and all refunds (including refunds arising by reason of estimated Tax payments made on or before the Closing Date) or credits of Taxes, together with any and all interest paid or credited with respect thereto, (a) with respect to any Pre-Closing Tax Period (determined in accordance with the principles set forth in Section 7.7(e) for any Straddle Period) of any member of the Company Group; (b) with respect to any amount indemnified by Seller pursuant to an obligation under ARTICLE 9; or (c) with respect to any amount taken into account as a direct or indirect adjustment in the calculation of the Purchase Price (as finally determined), including to the extent included in the calculation of Actual Net Working Capital, Actual Debt or Actual Transaction Expenses (each as finally determined in accordance with Section 2.4).

“Privacy Laws” means (a) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, (b) Subtitle D of the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Public Law No. 111-005, and the regulations promulgated thereunder and (c) state privacy and data security Laws and regulations.

“Public Filing” has the meaning set forth in Section 7.2(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Referral Source” means any physician, health care facility, hospital or division or department thereof, nursing facility, home health agency or other Person who is in a position to make or influence referrals to or recommendations regarding, or otherwise generate business for, the Company Group.

“Representation” has the meaning set forth in Section 11.3.

“Restrictive Covenant Agreement” means the restrictive covenant agreement, by and between Buyer and Seller, entered into on the date hereof.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.12.

[***]

“Seller Board” has the meaning set forth in the recitals to this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 9.2.

“Seller Tax Matter” has the meaning set forth in Section 7.7(f).

“Solvent” has the meaning set forth in Section 5.7.

“Specific Representation” has the meaning set forth in Section 11.3.

“Specified Time” has the meaning set forth in Section 7.3

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Supplemental Disclosure Schedule” has the meaning set forth in Section 7.1(c).

“Supporting Documentation” has the meaning set forth in Section 2.4(b).

“Target Net Working Capital” means $16,000,000.

“Tax” means any federal, state, local or municipal, foreign or other tax (including any income  tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax), and any fine, penalty, interest or addition to tax with respect thereto, in each case, imposed by a Tax Authority.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment or collection of any Tax or the administration of any Laws relating to Taxes.

“Tax Contest” has the meaning set forth in Section 7.7(d).

“Tax Representations” has the meaning set forth in Section 9.3(a).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case required to be filed with any Tax Authority in connection with the imposition, administration, assessment or collection of any Tax or the administration of any Laws relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Transaction Documents” means this Agreement, the Seller Disclosure Schedules, the closing certificates delivered pursuant to this Agreement, the annexes to this Agreement, and all other documents, agreements, certificates and other instruments expressly contemplated by this Agreement (excluding the Excluded Documents).

“Transaction Expenses” means, without duplication, as of immediately prior to the Closing and to the extent not paid prior to the Closing, (a) all third party fees, costs and expenses relating to this Agreement and the Transactions that are incurred at or prior to the Closing and are payable by the Seller or any member of the Company Group to any financial advisor, broker, or finder or to any attorney, accountant, consultant or other professional that rendered services to the Seller or any member of the

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Company Group in connection with this Agreement and the Transactions; and (b) all liabilities for any change of control or similar bonuses payable by the Seller or any member of the Company Group to any member of the Company Group’s officers, directors, employees, consultants or contractors solely as a result of the consummation of the Transactions; provided,  however, that notwithstanding anything to the contrary set forth herein, “Transaction Expenses” shall not include (i) any fees and costs relating to this Agreement and the Transactions that are payable by any member of the Company Group for services following the Closing or by the Buyer or its Affiliates in connection with the Transactions, including any financings obtained by the Buyer, or Buyer’s Affiliates in connection herewith, (ii) any amount which is included in the calculation of Debt or Net Working Capital, or (iii) any amounts payable by the Seller on behalf of any member of the Company Group in connection with the “tail” policy pursuant to and in accordance with Section 7.8.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.7(b).

“Transition Services Agreement” has the meaning set forth in Section 8.2(k).

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.

“TSA Completion Payment” has the meaning set forth in Section 2.2(d). “Union” has the meaning set forth in Section 3.17.

[***]

ARTICLE 2

PURCHASE AND SALE

2.1      Purchase  and  Sale.     Upon  the  terms  and  subject  to  the  conditions  set  forth  in     this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from Seller, all of the Acquired Equity.

2.2     Purchase Price; Payments by Buyer.

(a)         The aggregate consideration for the purchase and sale of the Acquired Equity at Closing will be an amount in cash equal to the Cash Payment (such aggregate consideration, the “Purchase Price”).

(b)         At least one (1) Business Day prior to the Closing, the Seller shall prepare and deliver to Buyer a closing statement (the “Closing Statement”), which shall set forth the Seller’s calculations of (i) the Cash Payment, and (ii) a schedule of the applicable payment(s) to each Person receiving payments pursuant to Section 2.2(c) hereof, each based on the estimates and adjustments set forth in the Net Working Capital Certificate.

(c)        At the Closing, Buyer shall:

(i)          on behalf of the Seller, pay to such accounts or account as the Seller specifies in the Closing Statement the aggregate amount of all Transaction Expenses as of the Closing; and

(ii)         pay to the Seller, an aggregate amount in cash equal to the Cash Payment by wire transfer of immediately available funds.

(d)         Subject to the terms and conditions of the Transition Services Agreement, in substantially the form of Exhibit B to this Agreement, Buyer shall also pay Seller the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “TSA Completion Payment”), if earned.

2.3     Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) will occur at the offices of Morris, Manning & Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326 at noon Eastern Time on the first Business Day of the calendar month (with the Closing effective as of 12:01 a.m. Eastern Time on the first calendar day of such calendar month) immediately following the third (3rd) Business Day after the date as of which the conditions to each Party’s obligations (as set forth in ARTICLE 8) have been satisfied or waived (if permissible) (other than the conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver (if permissible) of such conditions) or at such other time and on such other date as the Parties mutually agree (the date on which the Closing occurs, the “Closing Date”). Notwithstanding the foregoing, if the Closing Date would otherwise occur pursuant to this Section 2.3 during the last two (2) weeks of any fiscal quarter of McKesson Corporation, the Closing Date shall be postponed until the first Business Day of the next fiscal quarter of McKesson Corporation, unless Seller waives such postponement by delivering written notice to the Buyer.

2.4     Purchase Price Adjustment. The Cash Payment shall be adjusted upward or downward, on a dollar-for-dollar basis, as set forth below:

(a)         At least one (1) Business Day prior to the Closing, the Seller shall deliver to Buyer the Net Working Capital Certificate, which will contain the Seller’s good faith estimate of (i) the Net Working Capital (calculated in accordance with the Net Working Capital Schedule as of the Closing Date and without giving effect to the Transactions) (the “Estimated Net Working Capital”), (ii) Cash as of immediately prior to Closing and prior to giving effect to the Transactions (“Estimated Cash”), (iii) Debt of the Company as of immediately prior to Closing (“Estimated Debt”) and (iv) Transaction Expenses as of immediately prior to Closing (“Estimated Transaction Expenses”). To the extent that (y) the Estimated Net Working Capital exceeds the Target Net Working Capital, the Cash Payment shall be increased by  the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital or (z) the Estimated Net Working Capital is less than the Target Net Working Capital, the Cash Payment shall be decreased by the amount by which Estimated Net Working Capital is less than Target Net Working Capital.

(b)         Not later than 5:00 p.m., Eastern Time, on the day that is sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Seller a certificate (the “Buyer Certificate”) providing (i) an unaudited balance sheet as of the Closing Date (prior to giving effect to the Transactions) (the “Closing Balance Sheet”), (ii) Buyer’s calculations, based on the Closing Balance Sheet and the Net Working Capital Schedule, of Net Working Capital as of the Closing Date and prior to giving effect to the Transactions (“Actual Net Working Capital”), Cash as of immediately prior to Closing and prior to giving effect to the Transactions (“Actual Cash”), Debt as of immediately prior to the Closing (“Actual Debt”) and Transaction Expenses as of immediately prior to the Closing (“Actual Transaction Expenses”), and

(iii) the amount, if any, by which the Cash Payment, calculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses, is less than or greater than the calculation of the Cash Payment at Closing. Buyer’s determination of Actual Net Working Capital shall be prepared in accordance with the Net Working Capital Schedule as of the Closing Date and shall utilize the same methodology with respect to the calculation of the Allowances for Trade Doubtful Accounts as used to calculate such line item on the Net Working Capital Schedule attached as Exhibit A hereto. The Buyer Certificate shall include reasonable detail of the calculation and a  description of the reasons for variations from the Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transaction Expenses, if any. Additionally, during the forty-five (45) day period following delivery of the Buyer Certificate, Buyer shall promptly provide to the Seller access to the books and records (including financial records and supporting documents) of the Company Group and access to employees of Buyer and the Company Group, in each case, relating to the calculation of Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses, as the Seller may reasonably request for the purpose of verifying the Buyer Certificate (the “Supporting Documentation”).

(c)         On or prior to 5:00 p.m., Eastern Time on the day that is forty-five (45) days following Buyer’s delivery of the Buyer Certificate, the Seller may give Buyer written notice stating in reasonable detail (to the extent then known) the Seller’s objections (an “Objection Notice”) to Buyer’s determination of Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction  Expenses and Buyer’s calculation of the Cash Payment; provided, that such forty-five (45) day period shall be extended by the amount of any delay in Buyer’s provision of the Supporting Documentation or access to employees to the extent required by the last sentence of Section 2.4(b). If the Seller does not give Buyer an Objection Notice within the aforementioned forty-five (45) day period (as may be extended pursuant to this Section 2.4(c)), then the Closing Balance Sheet, Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses as determined by Buyer in the Buyer Certificate will be conclusive and binding upon Buyer, and the Seller, and will constitute the final determination of Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses for purposes of this Section 2.4.

(d)         Following Buyer’s receipt of any Objection Notice (if applicable), the Seller and Buyer shall attempt to negotiate to resolve such dispute for a period of thirty (30) days. In the event that the Seller and Buyer fail to agree on any of the Seller’s proposed adjustments set forth in the Objection Notice within such thirty (30) day period, the Seller and Buyer agree to engage FTI Consulting, Inc. to act as the accounting firm hereunder (the “Accounting Firm”), and shall use their commercially reasonable efforts to cause the Accounting Firm to make its final determination of Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses, in accordance with the terms of this Agreement, within the thirty (30) day period immediately following such engagement. Buyer and the Seller shall provide the Accounting Firm with their respective determinations of Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses, as well as all supporting documentation reasonably required by the Accounting Firm. The Accounting Firm shall render a written decision as to each disputed matter set forth in the Objection Notice, including a statement in reasonable detail of the basis for its decision. The determination of Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses by the Accounting Firm shall be final and binding on Buyer and the Seller. The Accounting Firm shall address only those items disputed in accordance with this Section 2.4  and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for any such item assigned by Buyer, on the one hand, or the Seller, on the other hand. The fees and  expenses of the Accounting Firm shall be allocated between Buyer and Seller so that the Seller shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the

Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Seller and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. In the event the Accounting Firm for any reason fails or declines to act as the Accounting Firm hereunder, the Seller and Buyer shall mutually agree to the appointment of a nationally recognized independent accounting firm to act as the Accounting Firm hereunder.

(e)         Following the final determination of the Closing Balance Sheet, Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses, the Cash Payment shall be recalculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transactions with, respectively, Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses, in each case as finally determined in accordance with this Section 2.4 (the “Final Cash Payment”).

(f)         Upon the final determination of the Final Cash Payment:

(i)          if the Final Cash Payment is greater than the Cash Payment calculated at Closing, then Buyer shall pay (or caused to be paid) to the Seller, an amount equal to such surplus; or

(ii)         if the Final Cash Payment is less than the Cash Payment calculated at Closing, then Seller shall pay (or caused to be paid) to Buyer, an amount equal to such deficit.

(g)         Any payment required to be made under this Section 2.4 shall be made within ten (10) Business Days of the final determination of the Final Cash Payment.

2.5     Tax Withholding. Buyer shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement and the other Transaction Documents such amounts as Buyer reasonably determines Buyer is required to deduct and withhold with respect to the making of such payments under any provision of U.S. federal, state, local or foreign tax Law and instead shall timely pay such amount to the applicable Governmental Authority. To the extent that amounts are timely paid to the applicable Governmental Authority, such amounts withheld shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid by Buyer to the recipient in respect of which such deduction and withholding was made by Buyer. Buyer shall (i) use commercially reasonable efforts to promptly provide Seller with written notice of any amounts that Buyer intends to deduct or withhold from any amounts payable pursuant to this Agreement reasonably in advance of the payment thereof, (ii) cooperate in good faith with the Seller to seek to eliminate or reduce any such withholding or deduction, and (iii) provide Seller a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

The Company Group represents and warrants to Buyer that the statements contained in this ARTICLE 3 are true and correct as of the date hereof, except as set forth herein or in the disclosure schedule, dated as of the date hereof, and delivered by the Seller to Buyer contemporaneously with the execution of this Agreement (the “Seller Disclosure Schedules”).

3.1     Organization and Qualification; Subsidiaries.

(a)         NRE Holding is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware. PCS is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Pennsylvania. Each member of the Company Group (i) has the requisite corporate or other organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.

(b)         Other than PCS, NRE Holding owns no Subsidiaries, and PCS owns no Subsidiaries. Except as set forth herein or on Schedule 3.1(b), no member of the Company Group owns  or controls, directly or indirectly, Equity Interests in any Person.

3.2     Authorization. Each member of the Company Group has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Approvals, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each member of the Company Group and the consummation by each Company of the Transactions has been duly authorized by all necessary corporate action and, except as contemplated by this Agreement, no other corporate proceedings on the part of any member of the Company Group is necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each member of the Company Group and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes the legal, valid and binding obligation of each member of the Company Group, enforceable against each member of the Company Group in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes).

3.3     Capitalization.

(a)         All of the issued and outstanding Equity Interests of each member of the Company Group are duly authorized, validly issued and are fully paid and nonassessable, and none of the issued and outstanding Equity Interests of any member of the Company Group are subject to or were issued in violation of any applicable securities Laws, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Governing Documents of the applicable Company or any Contract to which the Company is a party or by which the Company or its respective properties or assets are bound. As of the date hereof, all of the  issued and outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons set forth on Schedule 3.3(b).

(b)         Schedule 3.3(b) sets forth for each member of the Company Group the classes and amounts of its authorized ownership interests, the amount of its issued or outstanding Equity Interests, and the record owners of its issued and outstanding Equity Interests. Except as set forth on Schedule 3.3(b), there are no Equity Interests of any member of the Company Group issued, reserved for issuance or outstanding.

(c)        Except as set forth on Schedule 3.3(c), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any member of the Company Group to issue, sell or otherwise cause to become outstanding any Equity Interests. Except as set forth on Schedule 3.3(c), there is no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to any member of the Company Group.

3.4     Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Laws to which any member of the Company Group is subject, (b) violate any provision of the Governing Documents of any member of the Company Group, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under (other than notices and consents described in Schedule 7.1(c)), or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of any member of the Company Group under any Material Contract, except in each case of clauses (a) or (b) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not have a Company Material Adverse Effect.

3.5     Financial Statements.

(a)         Schedule 3.5(a) sets forth copies of: (i) the unaudited consolidated balance sheet of the Company Group as of March 31, 2019, and the related unaudited consolidated statements of operations of the Company Group for the fiscal year then ended (the “Annual Financial Statements”);  and (ii) the unaudited consolidated balance sheet (the “Interim Balance Sheet”) of the Company Group as of October 31, 2019 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations of the Company Group for the seven (7) month period then ended (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The Company Group will cooperate with Buyer to provide access to the financial information reasonably requested by Buyer and Buyer’s auditors for the preparation of audited Annual Financial Statements of the Company Group.

(b)         The Financial Statements: (i) fairly present, in all material respects, the financial position of the Company Group and the consolidated results of operations of the Company Group as of the respective dates thereof and for the periods covered thereby; and (ii) except as set forth in Schedule 3.5(b), were prepared in accordance with books, records and accounting principles and practices of the Company Group and based on the Company Group’s materiality thresholds, provided that the Financial Statements (W) only include financial information for the periods indicated therein, (X) do not include footnote disclosures and other presentation items, (Y) were not prepared on a stand-alone basis and do not reflect all stand-alone costs of doing business or all corporate overhead expenses and (Z) are subject to normal year-end adjustments.

3.6     Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6, the Company Group has no material liabilities in excess of $100,000.00, except for liabilities (i) reflected or reserved against in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) liabilities to perform in accordance with their terms, any Contract to which any member of the Company Group is a party other than liabilities arising from any material breach of any such Contract, (iv) liabilities in respect of Transaction Expenses or incurred in connection with the transactions contemplated by this Agreement, (v) liabilities disclosed or referred to in the Seller Disclosure Schedules; and (vi) liabilities that, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

3.7     Subsequent Events; No Material Adverse Effect.

(a)         Except for this Agreement and as set forth in Schedule 3.7, since the Balance Sheet Date, there has not been:

(i)          any Company Material Adverse Effect;

(ii)         any material amendment to the Governing Documents of any member of the Company Group;

(iii)       material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or disclosed in the notes to the Financial Statements;

(iv)        adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(v)         any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.8     Legal Compliance. Except as set forth on Part I of Schedule 3.8, as of the date of this Agreement, (a) each member of the Company Group holds all material permits, licenses, approvals, certificates and other authorizations, including Medicare and Medicaid provider numbers, of and from all applicable Governmental Authorities necessary for the lawful conduct of the Business (the “Material Permits”); and (b) the Business is being operated in material compliance with all applicable Laws, provided,  however, that with respect to the Company Group’s compliance with Health Care Laws or Privacy Laws, the representations in Section 3.8(b) shall not apply. The Company Group’s compliance with Health Care Laws or Privacy Laws are covered exclusively by the representations in Sections 3.22 (Healthcare Compliance) and 3.23  (HIPAA) below. Part II of Schedule 3.8 includes a list of the Material Permits held or applied for by any member of the Company Group.

3.9     Tax Matters. Except as set forth on Schedule 3.9:

(a)         Each member of the Company Group has timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions), and each such Tax Return is true, correct and complete in all material respects and has been prepared in material compliance with all applicable Laws. All Taxes (whether or not shown as due thereon) of each member of the Company Group have been timely paid by such member of the Company Group or adequate provision therefor has been made in the Financial Statements.

(b)         All material Taxes required to be deducted or withheld by any member of the Company Group have been deducted and withheld and, to the extent required, have been timely paid to the proper Tax Authority.

(c)         No member of the Company Group (i) is party to or bound by any Tax allocation, sharing or indemnity contract (other than any such contract the principal purpose of which is not Taxes) or (ii) has any outstanding contracts, consents or waivers extending the statutory period of limitations applicable to the collection or assessment of any Taxes.

(d)        No member of the Company Group is subject to any claims, deficiencies or assessments of Taxes asserted or threatened in writing by any Tax Authority that remain unpaid or otherwise unresolved.

(e)         Except for Permitted Liens, there are no Tax liens upon any property or assets of any member of the Company Group.

(f)         No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Notwithstanding anything to the contrary in this Agreement, no member of the Company Group nor Seller makes any representation or warranty as to the amount, limitation on, existence or availability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, Tax credit, Tax credit carryforward or other Tax attribute of any member of the Company Group from a Tax period (or portion thereof) ending on or before the Closing Date.

3.10   Real Property.

(a)         No member of the Company Group owns any real property.

(b)         Schedule 3.10(b) sets forth the landlord, tenant and address of any real property leased by a member of the Company Group, and a list of the leases and security deposit amounts paid pursuant to such leases, if any, in respect of such leased real property (the “Real Property Leases”). The Company Group has made available to Buyer a copy of each such Real Property Lease.

(c)         Except as set forth on Schedule 3.10(c), (i) each Real Property Lease is the valid and binding obligation of the applicable member of the Company Group, enforceable in accordance with its terms subject to proper authorization and execution of such Real Property Lease by the other party thereto and the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) neither the applicable member of the Company Group nor, to the Seller’s Knowledge, any other party to such Real Property Lease is in material default under, or in material breach or violation of, such Real Property Lease.

3.11   Personal Property. Except as disposed of in the ordinary course of business or as set forth on Schedule 3.11, the Company Group has good and marketable title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Financial Statements as owned or leased by the Company Group, free and clear of any Liens (other than Permitted Liens).

3.12   Intellectual Property.

(a)         Schedule 3.12 sets forth a list of all (i) Intellectual Property that is registered with a Governmental Authority, owned by the Company Group, and material to the operation of the Business as of the date hereof (“Scheduled Intellectual Property”) and (ii) written license agreements that are material to the operation of the Business as of the date hereof with respect to any software that is licensed by or to any member of the Company Group (other than “off the shelf” licenses pursuant to which such Intellectual Property is made available free of charge or through regular commercial distribution channels on standard terms and conditions). To the Seller’s Knowledge, as of the Closing Date, the Company Group owns, licenses or otherwise possesses rights to use, each item of Scheduled Intellectual Property; provided, that the foregoing sentence shall not be interpreted or construed as a representation or warranty relating to infringement, misappropriation, dilution or other violation of any third party Intellectual Property.

(b)         Except as would not be material to the Company Group, taken as a whole, (i) to the Seller’s Knowledge, no member of the Company Group has infringed or misappropriated, or is now infringing or misappropriating, the Intellectual Property rights of any third party; (ii) there is no claim pending or, to the Seller’s Knowledge, claim threatened in writing against any member of the Company Group with respect to the alleged infringement or misappropriation by such member of the Company Group of any Intellectual Property rights of any third party; and (iii) there is no currently pending claim by any member of the Company Group against a third party with respect to the alleged infringement or misappropriation of the Scheduled Intellectual Property.

(c)         All Scheduled Intellectual Property used in the Business as of the date hereof is free and clear of all Liens (other than Permitted Liens).

(d)         Except as would not have a Company Material Adverse Effect, each member of the Company Group has taken commercially reasonable steps to protect its rights in the material trade secrets of the Business as of the date hereof, excluding any information that such member of the Company Group, in the exercise of its business judgment, determined was of insufficient value to protect as a trade secret.

3.13   Contracts.

(a)         Except as listed or described on Schedule 3.13, as of the date hereof, no member of the Company Group is bound by any Contracts that are of a type described below (such Contracts listed on Schedule 3.13 of the Seller Disclosure Schedules are referred to herein as the “Material Contracts”):

(i)          any Contract pursuant to which a member of the Company Group is required to make aggregate payments in excess of Seventy-Five Thousand Dollars ($75,000.00) in any fiscal year (not taking into account any renewals or extensions of the term thereof, automatic or otherwise);

(ii)         any employment agreement that provides for annual base salary exceeding One Hundred Thousand Dollars ($100,000.00) per year and which cannot be terminated by a member of the Company Group without material severance or other material penalty and without notice of thirty (30) days or more;

(iii)       any collective bargaining agreement with any Union;

(iv)        any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(v)         any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than advances to employees for expenses in the ordinary course of business or transactions with customers on credit in the ordinary course of business);

(vi)       any Contract granting any Person a material Lien on all or any part of the material assets of a member of the Company Group, other than Liens which will be released at or prior to the Closing and Permitted Liens;

(vii)       any Contract under which a member of the Company Group has granted or received a material license or sublicense or under which it is obligated to pay or has the right to receive an annual royalty, license fee or similar payment in an amount in excess of Seventy-Five Thousand Dollars ($75,000.00), other than Contracts with the customers of the Company Group or licenses for software available through regular commercial distribution channels on standard terms and conditions and reseller agreements entered into in the ordinary course of business;

(viii)     any Contract involving the operation of any joint venture or partnership entity;

(ix)        any Contract granting any Person “most favored nation”, “most favored customer”, or similar price or term protections or other rights obligating the Company to change the conditions of such Contract based on better terms or conditions provided to other Persons; or

(x)         any Contract containing a covenant of a member of the Company Group not to compete in any line of business or with any Person in any geographical area.

For the avoidance of doubt, Material Contracts shall not include any Contracts to which Seller or any Affiliate of Seller, other than a member of the Company Group, is party or is otherwise bound.

(b)         The Company Group has made available to Buyer a copy of or otherwise disclosed each written Material Contract. Each Material Contract is a valid and binding obligation of the applicable member of the Company Group that is a party to such Material Contract, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.  Neither the applicable member of the Company Group  nor, to the Knowledge of the Seller, any other party to such Material Contract is in material breach or material default of any material term under such Material Contract, and to the Knowledge of the Seller,  no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach of any material term under any Material Contract, in each case, except for such breaches and defaults that would not have a Company Material Adverse Effect.

3.14   Litigation. Except as set forth on Schedule 3.14, or as would not be material to the Company Group, taken as a whole, as of the date of this Agreement: (a) there are no Legal Proceedings pending or, to the Seller’s Knowledge, threatened in writing against any member of the Company Group; and (b) no member of the Company Group is subject to any judgment, order or decree of any Governmental Authority.

3.15   Employee Benefits.

(a)         Schedule 3.15(a) lists each Employee Plan currently maintained, sponsored or contributed to by any member of the Company Group for which any such member has any material liability (each, a “Company Plan”).

(b)         Each Company Plan has been maintained, funded and administered  in accordance with the terms of such Company Plan and the material requirements of applicable Law, including ERISA and the Code, except as would not have a Company Material Adverse Effect.

(c)        Each Company Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype or volume submitter document that is the subject of a favorable opinion letter from the Internal Revenue Service.

(d)         Except as set forth on Schedule 3.15(d), no Company Plan is subject to Title IV of ERISA or Code § 412 or is a Multiemployer Plan or provides for post-employment health benefits other than as required by Law.

(e)         The Company has made available to Buyer copies of the following, as applicable, with respect to the Company Plans: current plan documents and the most recent summary plan description provided to participants, the most recent determination opinion letter received from the Internal Revenue Service, and the most recent annual report (Form 5500).

(f)         As of the date of this Agreement, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except as would not have a Company Material Adverse Effect.

(g)         No material actions, claims (other than routine benefit claims) or lawsuits have been asserted or instituted against any Company Plan or related trust, sponsor, administrator or fiduciary during the applicable ownership period, nor to the Seller’s Knowledge are there facts that could reasonably be expected to form the basis for any such action, claim or lawsuit.

(h)         Except as set forth on Schedule 3.15(h), with respect to any member of the Company Group, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) accelerate the timing of vesting, funding or payment, or increase the amount or value, of any compensation or benefits to any current or former employee of any member of the Company Group or (ii) give rise to payments or benefits that would be nondeductible to the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code.

3.16   Environmental Matters. Each member of the Company Group is complying, in all material respects, with all applicable Environmental Laws. No member of the Company Group has received any written notice regarding any actual or alleged unresolved violation of Environmental Law, or any unresolved liability arising under Environmental Laws, in each case relating to the Business as of the date hereof, the subject matter of which would have a Company Material Adverse Effect.

3.17   Labor Matters. No member of the Company Group is party to or bound by any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”). As of the date of this Agreement, there are no pending or, to the Seller’s Knowledge, threatened, material arbitrations, material grievances, labor disputes, strikes, picketing activities, boycotts, work stoppages or slowdowns against or affecting any member of the Company Group. Each member of the Company Group is in compliance, in all material respects, with all applicable Laws governing the employment of labor.

3.18   Insurance Policies. No member of the Company Group has received any written notice of pending cancellation of, material premium increase with respect to, or material alteration of coverage under, any insurance policy maintained by or for the Company Group. Each insurance policy maintained by or for the Company Group is fully paid or current with regard to payment.

3.19   Affiliated Transactions. Except as set forth on Schedule 3.19, or for employment and equity agreements and arrangements entered into with any member of the Company Group, no officer, director or Affiliate of any member of the Company Group is a party to any Material Contract or material transaction with any member of the Company Group.

3.20   Material Customers and Material Suppliers.

(a)         Schedule 3.20(a) sets forth the ten (10) largest customers (measured by revenue) of the Company Group, taken as a whole, for each of the fiscal year ended March 31, 2019 (the “Material Customers”).

(b)         Schedule 3.20(b) sets forth the ten (10) largest suppliers, vendors, manufacturers or licensors (measured by dollar amounts paid by the Company Group in the fiscal year) of the Company Group, taken as a whole, as of the fiscal year ended March 31, 2019 (the “Material Suppliers”).

(c)         Except as set forth on Schedule 3.20(c), since January 1, 2018, no Material Customer or Material Supplier, has canceled, terminated, or materially modified its Contracts with a member of the Company Group, or has proposed or provided written notice to do the same to a member of the Company Group.

3.21   Brokers’ Fees.  Other than to Broker, no member of the Company Group has any liability  to pay any fees, costs or commissions to any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

3.22   Healthcare Compliance.

(a)         Schedule 3.22(a) sets forth any matters contrary to the following representation (other than routine, ordinary course billing reviews which would not reasonably be expected to result in refunds or Damages in excess of Fifty Thousand Dollars ($50,000.00) for all claims related to the action, demand, requirement or investigation): Since January 1, 2014 (i) the operations of each member of the Company Group, have been in material compliance with all Health Care Laws applicable to such members, their products and their properties or other assets, and each member of the Company Group has maintained all material records required to be maintained by such Health Care Laws; (ii) no member of the Company Group has received any written communication regarding any actual or suspected violation of any Health Care Laws by any member of the Company Group; and (iii) no action, demand, requirement or investigation by any Governmental Authority under any requirement arising under any Health Care Law has occurred during the last five (5) years, is pending or, to the Seller’s Knowledge, is threatened.

(b)         Schedule 3.22 (b) sets forth any matters contrary to the following representation (except with respect to processing errors which would not reasonably be expected to result in refunds or Damages in excess of Fifty Thousand Dollars ($50,000) for all errors related to such report, document, claim, notice or approval): Since January 1, 2014, all material reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished to any Governmental Authority by any member of the Company Group have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)     Schedule 3.22(c) sets forth any matters contrary to the following representation (other than routine ordinary course billing reviews or mistakes which would not reasonably be expected to result in refunds or Damages in excess of Fifty Thousand Dollars ($50,000) for all claims related to a third party payor): Each member of the Company Group and each of their physical locations and sites have the requisite provider numbers and are in material compliance with all Laws and contractual obligations required to bill the Medicare program (to the extent any such entity participates in the Medicare program and such location requires enrollment), the respective Medicaid program in the state or states in which such entity operates, and all other third party payors that any member of the Company Group currently bills. Schedule 3.22(c) sets forth any matters contrary to the following representation (other than routine, ordinary course billing reviews which would not reasonably be expected to result in refunds or Damages in excess of Fifty Thousand Dollars ($50,000.00) for all claims related to a third party payor): there is no investigation, audit, claim review, or other action pending, or to the Knowledge of the Seller, threatened, relating to any offense of a third party payor program or which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any provider number or result in the exclusion of any member of the Company Group from participation in any third party payor program. Schedule 3.22(c) sets forth any matters contrary to the following representation (other than routine ordinary course billing reviews or mistakes which would not reasonably be expected to result in refunds or Damages in excess of Fifty Thousand Dollars ($50,000) for all claims related to a third party payor): no member of the Company Group has billed or received any payment or reimbursement in excess of amounts allowed by any Health Care Law or other Law or payor requirement.

(d)         The Parties agree that the Fifty Thousand Dollar ($50,000.00) thresholds excluded from disclosure on the above-referenced in Schedules 3.22 (a),  (b) and (c) relate only to the substance of items scheduled and shall not qualify the representation made and shall be disregarded for purposes of determining whether a breach of the representation has occurred or for calculating Damages for any breach of such representations pursuant to ARTICLE 9.

(e)         Except as set forth on Schedule 3.22(e), no member of the Company Group is a party to any Contract with any Referral Source, to provide services, lease space, lease equipment or engage in any other venture or activity, other than agreements which are in compliance with all applicable Health Care Laws. No member of the Company Group, directly or indirectly has: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial agreements with, any past, present or potential patient, supplier, medical staff member, contractor, third party payor, or Referral Source of the Company Group in order to illegally obtain business or payments from such Person; (ii) given or agreed to give, or has any knowledge that there has been made or that there is any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or currently identified potential patient, supplier, contractor, third party payor, Referral Source, or any other Person; (iii) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (iv) made, or agreed to make, or has any knowledge that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used or was given for any purpose other than that described in the documents supporting such payment.

(f)         There are no Medicare, Medicaid, or other third party payor termination proceedings underway with respect to any member of the Company Group.

(g)         The members of the Company Group have established and implemented a corporate compliance plan, including policies and procedures and a code of ethics, to promote compliance and detect non-compliance of the Company Group and their respective directors, officers and employees with all applicable Health Care Laws.

(h)        The compensation paid or to be paid by any member of the Company Group to any Referral Source is fair market value for the services and items actually provided by such Person, not taking into account the value or volume of referrals or other business generated by such Person for the members of the Company Group.

(i)          No member of the Company Group or any of the officers, directors, or  employees of the members of the Company Group: (i) has been charged with or convicted of any  criminal offense relating to the delivery of an item or service or the submission of a claim for reimbursement under any Government Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Government Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration or Office of Inspector General published list of parties excluded from federal procurement programs and non-procurement programs; or (v) is a party to, or bound by, an individual integrity agreement, corporate integrity agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws.

3.23   HIPAA. Since January 1, 2014, each member of the Company Group has used and disclosed Protected Health Information (as defined in 45 C.F.R. § 160.103) to perform functions, activities or services only in accordance with the limitations set forth in the Privacy Laws, and, to the extent applicable, in accordance with limitations set forth in third party agreements to which any member of the Company Group is a party. No member of the Company Group has received any written notice, communication, or information from any Governmental Authority or any other Person regarding, any actual, alleged, possible, or potential violation of, or failure of any member of the Company Group to comply with, the Privacy Laws.

3.24    Fraud. There has been no Fraud that would reasonably be expected to materially and adversely affect the Company Group.

3.25   No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3, AS QUALIFIED BY THE SCHEDULES AND SELLER DISCLOSURE SCHEDULES, NO MEMBER OF THE COMPANY GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH MEMBER OF THE COMPANY GROUP HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). WITHOUT LIMITING THE FOREGOING, BUYER SHALL ACQUIRE THE BUSINESS AND THE COMPANY GROUP WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE 3 OR ARTICLE 4, AS QUALIFIED BY THE SCHEDULES AND SELLER DISCLOSURE SCHEDULES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NO MEMBER OF THE COMPANY GROUP SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF ANY MEMBER OF THE COMPANY GROUP OR ANY OTHER PERSON OR (B) EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC

REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE 3 OR ARTICLE 4, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, SELLER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that:

4.1     Authorization. Seller has all requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions have been duly authorized by all necessary action, and no other proceedings on the part of Seller is necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed  and delivered by Seller and, assuming the due authorization, execution and delivery hereof by the other Parties hereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

4.2     No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Seller does not, and the consummation of the Transactions will not (a) conflict with or violate the certificate of incorporation and bylaws or other equivalent organizational documents, in each case as amended or restated to date, of Seller, (b) conflict with or violate any Laws applicable to Seller or by which its assets or property is bound or subject, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under any of the properties or assets of Seller pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or its assets or property is bound or subject or (d) require Seller to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person, except for compliance with and filings, notices, permits, authorizations, consents and approvals that may be required under any Competition Laws.

4.3     Title. Seller is the record and beneficial owner of all the Acquired Equity, and Seller has good and marketable title to the Acquired Equity, free and clear of all Liens. Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Acquired Equity, free and clear of all Liens.

4.4     No Brokers. Other than the Broker, no broker, finder or investment banker is entitled to  any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

4.5     No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, AS QUALIFIED BY THE SCHEDULES AND SELLER DISCLOSURE SCHEDULES, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS

CONTEMPLATED HEREBY, AND SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). WITHOUT LIMITING THE FOREGOING, BUYER SHALL ACQUIRE THE BUSINESS AND THE COMPANY GROUP WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN ARTICLE 3 OR THIS ARTICLE 4, AS QUALIFIED BY THE SCHEDULES AND SELLER DISCLOSURE SCHEDULES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, SELLER SHALL NOT BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF ANY MEMBER OF THE COMPANY GROUP OR ANY OTHER PERSON OR (B) EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE 4, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, SELLER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to each member of the Company Group and the Seller to enter into this Agreement, Buyer represents and warrants to Seller and the members of the Company Group that:

5.1     Organization and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the requisite corporate or other organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary.

5.2     Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions has been duly authorized by all necessary corporate action and, except as contemplated by this Agreement, no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the Seller and the Company Group, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes).

5.3     Non-contravention.

(a)         Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (i) violate any Laws to which Buyer is subject, (ii) violate any provision of Buyer’s Governing Documents, or (iii) conflict with, result in a breach of, constitute a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Buyer, any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject, except in each case of clause (i) or (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not adversely affect or delay Buyer’s performance under this Agreement or the consummation of the Transactions.

(b)         Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the Transactions.

(c)         Buyer is in compliance with and, to the knowledge of Buyer, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any material violation of, any applicable Law. Buyer is in material compliance with any applicable permits, licenses or other similar approvals issued by any Governmental Authority, except as would not reasonably be expected to have a material adverse effect on Buyer.

5.4     Brokers’ Fees. Buyer does not have any liability to pay, or to reimburse any other Person for payments of, any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.5     Litigation. There are no Legal Proceedings pending or threatened against Buyer that would adversely affect or delay Buyer’s performance under this Agreement or the consummation of the Transactions.

5.6     Sufficient Funds. Buyer has the financial capability, and as of the time any payment is required to be made by Buyer hereunder, will have sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, including the payment of the amounts due and payable by Buyer hereunder. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, it’s respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

5.7     Solvency. Immediately following the Closing and after giving effect to the Transactions, Buyer will be Solvent, assuming the accuracy of the Company Group’s representations in ARTICLE 3. For purposes of this Agreement, “Solvent” when used with respect to Buyer means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed its probable liabilities on existing debts as they become absolute and matured (including, in any event, payments that may become due under the debt instruments as a result of the Transactions), (b) Buyer will not have, as of such date, an unreasonably small amount of assets or capital for the business in which it is engaged or will be engaged and (c) Buyer will be able to pay its debts as they become absolute and matured, in the ordinary course of business. For purposes of the definition of “Solvent” (y) “debt” means liability on a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (z) “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Buyer

(including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

5.8     Condition of Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that no member of the Company Group, the Seller nor any other Person is making any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given in ARTICLE 3 and ARTICLE 4, and Buyer is not relying on any other representations or warranties not expressly made in ARTICLE 3 and/or ARTICLE 4. Buyer acknowledges and agrees that, except for the express representations and warranties contained in ARTICLE 3 and ARTICLE 4, the Business and each member of the Company Group are being transferred on a “where is” and, as to condition, “as is” basis.

ARTICLE 6

CONDUCT PRIOR TO THE CLOSING

6.1     Conduct of Business.

(a)         From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms, and except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Company Group to continue to conduct its business in the ordinary course and, to the extent consistent therewith, shall use commercially reasonable efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees, and preserve its relationships with customers, licensors, licensees and others with whom the Company Group has contractual or other commercial relations in substantially the same manner as such relationships existed immediately prior to the date of this Agreement.

(b)         From the date hereof until to the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), no member of the Company Group shall:

(i)          other than in the ordinary course of business, (A) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date of this Agreement, or (B) materially and adversely amend any Material Contract;

(ii)         split, combine or reclassify any Equity Interests of such Company, or issue any other securities in respect of, in lieu of or in substitution for any Equity Interests of such Company;

(iii)       issue, grant, deliver or sell, or purchase, redeem or otherwise acquire, any Equity Interests or any securities convertible into such equity securities or options to acquire any such convertible securities;

(iv)        amend or otherwise modify the Governing Documents of any member of the Company Group;

(v)         acquire any Person or other business enterprise or division thereof (whether by merger, consolidation, sale of stock, sale of assets or otherwise);

(vi)       sell, lease, convey or otherwise dispose of any assets of any member of the Company Group that are material to such Company, other than the sale or license of products in the ordinary course of business;

(vii)       incur any Debt over Two Hundred Fifty Thousand Dollars ($250,000.00) or any Debt other than in ordinary course of business consistent with past practice;

(viii)     grant any loans to others or purchase debt securities of others;

(ix)        except as required by GAAP or in the ordinary course of business, revalue any of its material assets (whether tangible or intangible);

(x)         other than in the ordinary course of business or as required by Law, make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes with any Tax Authority or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax Authority; or

(xi)        agree in writing to take any of the actions described in this Section 6.1(b).

(c)         The Buyer acknowledges and agrees that (i) nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of any member of the Company Group prior to Closing, and (ii) during the period prior to Closing, each member of the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.2     Access and Information. From the date hereof through the Closing Date or the earlier termination of this Agreement pursuant to its terms, the Company Group shall, and the Seller shall cause each member of the Company Group to, (a) afford to Buyer and Buyer’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Buyer Representatives”) reasonable access during normal business hours upon reasonable prior notice, to the directors, officers, employees, agents, properties, offices, facilities, books and records of each member of the Company Group and (b) furnish promptly to Buyer and the Buyer Representatives such information concerning the business, properties, Contracts, records and personnel (including financial, operating and other data and information) of the members of the Company Group as is prepared or compiled by such Company in the ordinary course of business and as may be reasonably requested from time to time by Buyer. Buyer shall treat all information obtained from the Company as “Evaluation Material” (as such term is defined in the Confidentiality Agreement) and Buyer shall continue to honor, and cause the Buyer Representatives to honor, its obligations under the Confidentiality Agreement. Notwithstanding the foregoing, neither the Seller nor any member of the Company Group shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Seller or a member or the Company Group, or would violate any Law applicable to the Seller or a member of the Company Group or the confidentiality provisions of any Contract to which the Seller or a member of the Company Group is a party or otherwise bound or where, in the good faith judgment of Seller or any member of the Company Group, such access or disclosure would be prohibited by Law.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1     Appropriate Actions; Consents; Filings.

(a)         The Seller, Company Group and Buyer will each cooperate with each other and use commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under the Agreement, applicable Law or otherwise to consummate and make effective the Transactions, (ii) to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made by such Person in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) to make all necessary filings, make such notices, and make any other required submissions, with respect to this Agreement, that are necessary, proper or advisable under applicable Law or otherwise are reasonably required to obtain the Company Approvals and to comply with Law. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking such consents, licenses, permits, waivers, approvals, authorizations or orders.

(b)         The Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 7.1(b);  provided,  however, that neither Seller nor any member of the Company Group shall be obligated to pay any consideration therefor; and, provided,  further, Buyer shall not, and shall cause its Affiliates not to, contact or otherwise communicate with any third party that has a customer, vendor or other business relationship with any member of the Company Group regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Seller.

(c)         The Seller may give prompt notice to Buyer upon becoming aware of (i) any event or condition that might reasonably be expected to cause any of the representations or warranties set forth in ARTICLE 3 and/or ARTICLE 4 not to be true and correct at the Closing such that the conditions set forth in Sections 8.1 and 8.2 would not be satisfied or (ii) any material failure of the Seller or any member of the Company Group to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. The Seller may also deliver a supplement to the Seller Disclosure Schedules (a “Supplemental Disclosure Schedule”) to the Buyer with respect to any event(s), fact(s), circumstance(s), change(s), condition(s) or matter(s) first arising after the date of this Agreement or of which it became aware after the date hereof. Any disclosure in any such Supplemental Disclosure Schedule shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Sections

8.1 and 8.2 have been satisfied; provided,  however, that if Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Supplemental Disclosure Schedule, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

(d)         Buyer will give prompt notice to the Company upon becoming aware of (i) any event or condition that might reasonably be expected to cause any of the representations or warranties set forth in ARTICLE 5 not to be true and correct at the Closing such that the conditions set forth in Sections 8.1 and 8.3 would not be satisfied, or (ii) any material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(e)        In the event that as of December 16, 2019, Buyer does not have a reasonable good faith belief, as determined on the advice of Buyer’s auditors, that audited Annual Financial Statements of the Company Group will be completed by Buyer and its auditors on or before January 31, 2020, Buyer shall have the right to delay the Closing Date from the anticipated date of January 2, 2020 (with such Closing being effective as of 12:01 a.m. Eastern Time on January 1, 2020) to January 31, 2020 (with such Closing being effective as of 11:59 p.m. Eastern Time on January 31, 2020); provided all other conditions to Closing pursuant to ARTICLE 8 have been satisfied or waived (if permissible).

7.2     Confidentiality; Public Announcements.

(a)         The Seller and Buyer each confirms that it has entered into the Confidentiality Agreement and that it is bound by, and will abide by, the provisions of the Confidentiality Agreement, the terms of which remain in full force and effect. If this Agreement is terminated, the Confidentiality Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement. No party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior consent of Buyer (in the case of the Seller) or the Seller (in the case of Buyer), except as required by applicable Law, provided that prior to making any such public announcement or communication, Buyer shall permit Seller to review and make comments to such public announcement or communication and Buyer shall consider any comments of Seller in good faith and use good faith efforts to incorporate such comments in the public announcement or communication.

(b)         If the Buyer or any Affiliate of the Buyer is required to file any registration, report, statement or other documentation with the Securities and Exchange Commission or any other similar Governmental Authority (each, a “Public Filing”), including a Form 10-Q and Form 10-K, which describes or references the Transactions or the business or operations of any member of the Company Group prior to the Closing Date, or includes as an exhibit to such filing this Agreement or any other document executed in connection with the Transactions, then prior to making any such Public Filing with a Governmental Authority, Buyer shall permit Seller to review and make comments to the provisions of the Public Filing which relate to the Transactions or the business or operations of any member of the Company Group prior to Closing. Buyer shall consider any comments of Seller in good faith and use good faith efforts to incorporate such comments in the Public Filing. In the event that Seller shall request the redaction of certain sensitive information in any exhibit to be filed, then Buyer will cooperate with Seller in requesting that the Securities and Exchange Commission or other similar Governmental Authority consent to such redaction.

7.3     Exclusivity. Except as set forth in this Section 7.3, from and after the date hereof through the earlier of (a) termination of this Agreement in accordance with the terms hereof or (b) the Closing Date (the “Specified Time”), the Seller shall not, and shall cause its officers, directors, controlling persons, equity holders, employees, representatives, agents, advisors and Affiliates (collectively, the “Company Representatives”) not to, directly or indirectly: (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any Person (other than Buyer and its Affiliates or representatives) concerning any Acquisition Proposal; (ii) furnish any information concerning the business, properties or assets of any member of the Company Group to any Person (other than Buyer and its Affiliates or representatives) in connection with an inquiry, proposal or offer for an Acquisition Proposal; or (iii) engage in discussions or negotiations with any party (other than Buyer and its Affiliates or representatives) concerning any such inquiry, proposal or offer for an Acquisition Proposal.

7.4     Employee Matters.

(a)         As of the Closing Date, Buyer shall, or shall cause a member of the Company Group to, continue to employ each employee who is employed by the Company Group immediately prior to the Closing Date (each, a “Post-Transaction Employee”). For a period of at least one (1) year following the Closing Date, Buyer shall provide, or shall cause the Company Group to provide, each Post- Transaction Employee with a base salary or wage level, target bonus, commission, or other incentive bonus opportunities (the “Bonus Opportunities”) and severance compensation which are substantially comparable in the aggregate to the salary or wage level, Bonus Opportunities and severance  compensation to which such Post-Transaction Employee was entitled to receive immediately prior to the Closing Date. Nothing in this Agreement shall limit the ability of Buyer or the Company Group to terminate the employment of any Post-Transaction Employee at any time and for any reason, including without cause, subject to the terms of any applicable employment agreement.

(b)         For a period of at least one (1) year following the Closing Date, Buyer shall provide, or shall cause the Company Group to provide, to each Post-Transaction Employee employee benefits, perquisites and other terms and conditions of employment that are substantially comparable in the aggregate to the employee benefits, perquisites and other terms and conditions of employment that are offered to similarly qualified employees of Buyer. Post-Transaction Employees shall receive credit for the purposes of eligibility to participate in and vesting under any plan or other program maintained by Buyer for service accrued or deemed accrued prior to the Closing Date with the Company Group. Additionally, Buyer shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any plan of Buyer or its Affiliates existing or to be adopted.

(c)         In the event that the Closing occurs after December 31, 2019, Buyer will ensure that Post-Transaction Employees will receive credit for amounts paid toward their healthcare insurance deductible between January 1, 2020 and the Closing Date.

7.5     Name Change. Within thirty (30) days following the Closing Date, the Buyer shall change the entity name for McKesson Patient Care Solutions, Inc. to remove any reference to “McKesson.” As promptly as practicable after such date, the Buyer shall file in all jurisdictions in which such is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. Following the Closing Date, Buyer shall also promptly cease using, and remove from all buildings and facilities occupied by Buyer or the Company Group, any and all references to “McKesson” or any trademarks, service marks, logos, or trade names of McKesson Corporation or any of its Affiliates.

7.6     Debt. Except as set forth on Schedule 7.6, Seller has no Debt other than Debt that will be paid in full prior to the Closing. Any Liens relating to the assets or properties of the Company Group  shall immediately be released as of the Closing except for ordinary course equipment liens as referenced on Schedule 3.11.

7.7     Tax Matters.

(a)         Tax Returns. The Seller (at the Seller’s expense) shall prepare and file all Tax Returns for taxable periods ending on or before the Closing Date that are first due (giving effect to any valid extensions properly obtained) after the Closing Date (the “Seller Prepared Returns”). All Seller Prepared Returns shall be prepared and filed on a basis consistent with past practice and procedures for preparing similar Tax Returns and in a manner consistent with past practice and accounting methods for the treatment of specific items on similar Tax Returns, except as may be required by this Agreement or to the extent inconsistent with applicable Law. The Seller shall, as soon as reasonably practicable prior to the filing thereof, provide the Buyer with a copy of any non-income Tax Seller Prepared Return for the Buyer’s review and comment. The Seller shall consider in good faith any comments to such Seller Prepared Return that are requested by the Buyer reasonably in advance of the due date for filing thereof (giving effect to any valid extensions properly obtained). Subject to Section 7.7(h), the Buyer (at its expense) shall prepare and file all Tax Returns of each member of the Company Group for all Straddle Periods (the “Buyer Prepared Returns”). All Buyer Prepared Returns shall be prepared and filed on a  basis consistent with past procedures of the applicable Company for preparing similar Tax Returns and in a manner consistent with past practice and accounting methods for the treatment of specific items on similar Tax Returns, except as may be required by this Agreement or to the extent inconsistent with applicable Law. The Buyer shall, as soon as reasonably practicable prior to the filing thereof, provide the Seller with a copy of any Buyer Prepared Return for the Seller’s review and comment. The Buyer shall consider in good faith any comment to such Buyer Prepared Return that are requested by the Seller reasonably in advance of the due date for filing thereof (giving effect to any valid extensions properly obtained).

(b)         Transfer Taxes. The Buyer shall pay all transfer, documentary,  registration, sales, use and similar Taxes incurred in connection with and as a result of the Transactions and that are not based on net income, together with any related fees, penalties, interest and additions to such Taxes (“Transfer Taxes”). The Seller and Buyer shall cooperate in timely preparing and filing all Tax Returns  as may be required to comply with the provisions of such Tax Laws. Each Party shall use its commercially reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other Parties in timely providing any information and documentation that may be necessary to obtain such exemptions.

(c)         Refunds. Buyer agrees to pay to the Seller the amount of any Pre-Closing Tax Refund, (i) promptly upon the receipt of such Pre-Closing Tax Refund or (ii) when used by Buyer or any of its Affiliates to credit an account with a Tax Authority or to offset any Taxes for any taxable period (or portion thereof) following the Closing Date. Upon the Seller’s request, Buyer agrees to, and agrees to cause its Affiliates to, use commercially reasonable efforts to obtain any Pre-Closing Tax Refund and agrees to permit the Seller to participate in the efforts to obtain any Pre-Closing Tax Refund (and to assist Seller in obtaining any Pre-Closing Tax Refund). If, and to the extent that, any overpayment of Taxes previously paid by any member of the Company Group with respect to a Pre-Closing Tax Period (determined in accordance with Section 7.7(e) with respect to any Straddle Period) is used to reduce the Taxes in a taxable period (or portion thereof) following the Closing Date, then for the avoidance of doubt such overpayment of Taxes shall be a “Pre-Closing Tax Refund” for purposes of this Section 7.7(c).

(d)         Tax Contest.

(i)          In the event of any proposed audit, assessment, examination, claim or other controversy or proceeding relating to Tax matters pursuant to which Seller may incur an indemnification obligation under this Agreement (each, a “Tax Contest”). Buyer shall, or shall cause the Company to, within fifteen (15) days of becoming aware of such Tax Contest, notify the Seller in writing of such Tax Contest. Such written notice shall contain factual information (to the extent known) describing such Tax Contest in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax Authority with respect to such Tax Contest. If Buyer fails to provide the Seller with such written notice and, as a result, the Seller is actually prejudiced by such failure, then the Seller shall be relieved of any indemnification obligation under this Agreement with respect to such Tax Contest. This Section 7.7(d) shall govern the notice, control and conduct of any Tax Contest and Section 9.5 shall not apply.

(ii)        The Seller shall have the right (but not the obligation) to control any Tax Contest (at its own expense) that relates to one or more taxable periods ending on or before the Closing Date; provided, that (a) Seller will provide Buyer with written notice of its election to control such Tax Contest no later than fifteen (15) days after receiving written notice of such Tax Contest from Buyer, (b) the Seller will control such Tax Contest diligently and in good faith and Buyer will have the right (but not the obligation) to participate (at its own expense) in such Tax Contest as set forth in this Section 7.7(d)(ii), (c) the Seller will keep Buyer reasonably apprised of the initiation and status of such Tax Contest, and the Seller will consult with Buyer regarding such Tax Contest upon Buyer’s request from time to time, (d) the Seller will provide to Buyer copies of all correspondence received from the applicable Tax Authority, (e) the Seller will provide to Buyer copies of, and the reasonable opportunity to comment on, any written materials to be provided to the applicable Tax Authority, including good faith consideration with respect to any such comments, (f) Buyer will have the right to be present at, and participate fully in, any meetings, conferences or appearances with respect to such Tax Contest, and (g) the Seller will not settle, compromise or abandon such Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that if Buyer does not give its consent to any such requested settlement or compromise, the Seller shall not be liable for any amount arising from such Tax Contest above its portion of the settlement or compromise amount for which the Seller sought Buyer’s consent.

(iii)       Buyer shall control each Tax Contest (at its own expense) other than any Tax Contest controlled by the Seller pursuant to Section 7.7(d)(ii);  provided, that (A) Buyer will control such Tax Contest diligently and in good faith, and the Seller will have the right (but not the obligation) to participate (at the Seller’s expense) in such Tax Contest as set forth in this Section 7.7(d)(iii), (B) Buyer will keep the Seller reasonably apprised of the initiation and status of such Tax Contest, and Buyer will consult with the Seller regarding such Tax Contest upon Seller’s request from time to time, (C) Buyer  will provide to the Seller copies of all correspondence received from the applicable Tax Authority, (D) Buyer will provide to the Seller copies of, and the reasonable opportunity to comment on, any written materials to be provided to the applicable Tax Authority, including good faith consideration with respect to any such comments, (E) the Seller will have the right to be present at, and participate fully in, any meetings, conferences or appearances with respect to such Tax Contest, and (F) Buyer will not settle, compromise or abandon such Tax Contest without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned).

(e)         Straddle Periods. For all purposes under this Agreement, the amount of any Taxes (or Tax refund or amount credited against Tax) attributable to the portion of any Straddle Period ending on the Closing Date shall: (i) in the case of any property Tax and other Tax imposed on a periodic basis without regard to income, receipts, sales, purchases or wages, be equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period; and (ii) in the case of any other Taxes, be equal to the amount which would be payable based upon a hypothetical closing of the taxable year on the Closing Date; provided, that any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the Pre-Closing Tax Period based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(f)         Seller Tax Matters. Buyer will not take, agree to or otherwise initiate (or permit any Person to do the same) any Seller Tax Matter, without the prior written consent of the Seller (which consent shall not be unreasonable withheld, conditioned or delayed). For purposes of this Section 7.7(f) the term “Seller Tax Matter” shall mean (i) amending, re-filing or supplementing any Tax Return of any member of the Company Group for a Pre-Closing Tax Period, (ii) filing any Tax Return of any member of the Company Group in any jurisdiction if the applicable member of the Company Group did not file a comparable Tax Return involving similar Tax items in such jurisdiction in the immediately preceding Tax period, (iii) extending or waiving any statute of limitations with respect to any Tax of any member of the Company Group; (iv) filing any ruling or similar request with any Tax Authority regarding any member of the Company Group that would affect a Pre-Closing Tax Period, (v) initiating or entering into any voluntary disclosure agreement or program with any Tax Authority regarding any Tax (whether asserted or unasserted) or Tax Return (whether filed or unfiled) of any member of the Company Group, (vi) making any Tax election with respect to any member of the Company Group with an effect on or before the Closing Date, (vii) taking any action outside of the ordinary course of business on the Closing Date that could reasonably be expected to increase the Tax liability of the Seller (other than as expressly contemplated by this Agreement), (viii) surrendering any right to claim, or otherwise, limiting the availability of any, Pre-Closing Tax Refund, and (ix) making, or causing to be made, any election under Section 336 or 338 of the Code (or any corresponding provision of state, local or foreign Law) with respect to any member of the Company Group.

(g)         Cooperation. Each Party shall cooperate as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns and any proceeding, investigation, audit or review by a Tax Authority with respect to Taxes, in each case with respect to the Company Group. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, the retention and (upon the other Party’s request) the provision of records and information in such Party’s control which are reasonably relevant to any such proceeding, investigation, audit or review and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Buyer agrees (i) to retain all books and records with respect to Tax matters pertinent to each member of the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the Seller’s indemnification obligations under this Agreement with respect to Tax matters, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) until the expiration of the Seller’s indemnification obligations under this Agreement with respect to Tax matters, to give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Seller so requests, Buyer will allow the Seller to take possession of such books and records.

(h)         Transaction Expenses Deductions. Any and all deductions, losses or other Tax benefits with respect to any Transaction Expenses, any repayment of Debt or any other deductible payments arising in connection with the Transactions economically borne by the Seller shall be taken into account and deducted in a Pre-Closing Tax Period to the extent not specifically prohibited by applicable Law, and any such deductions, losses or benefits for a Straddle Period shall be attributed to the portion of such Straddle Period ending on the Closing Date. For purposes of the foregoing, the parties agree to cause, as applicable, each member of the Company Group to adopt the seventy percent (70%) safe harbor (and to include the applicable election statements with the appropriate Tax Returns) with respect to the deduction of any “success-based fees” in accordance with IRS Revenue Procedure 2011-29 to the extent that the transactions contemplated by this Agreement are properly treated as a “covered transaction” within the meaning of Treasury Regulations Section 1.263(a)-5 (it being understood that nothing in this Section 7.7(h) shall be interpreted as a representation that any expense is a “success based fee”).

(i)          Tax Treatment. Buyer is a limited liability company for federal income Tax purposes and shall cause the Company Group to join its “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) effective as of the beginning of the day on the day following the Closing Date. To the extent not inconsistent with applicable Law, the parties agree with respect to certain Tax matters as follows: (i) to treat the Company Group as having a taxable year that ends for income Tax purposes as of the end of the day on the Closing Date; (ii) subject to clause (iii) of this

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Section 7.7(i), to allocate all items of deduction, loss and credit of the Company Group accruing, or otherwise taken into account, on the Closing Date to the taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Sections 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)); and (iii) to report all items of taxable income or gain of the Company Group arising on the Closing Date following the Closing from any transaction or event taken at the direction of Buyer or any of its Affiliates outside of the ordinary course of business and not specifically contemplated by this Agreement on Buyer’s federal income Tax Return to the extent permitted under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

7.8     Indemnification of Directors, Managers and Officers. Immediately following the Closing, McKesson Corporation shall continue to maintain and pay the premium for directors’ and officers’ liability insurance for each present or former director, officer or manager (however designated) of any member of the Company Group for a period of two (2) years following the Closing Date relating to any matter arising prior to the Closing Date. This insurance shall be the sole remedy for the directors and officers in respect of any claim relating to any matter arising prior to the Closing Date.

7.9     Taking of Necessary Action; Further Action. Following the execution of this Agreement, Buyer will be provided such access to personnel and records as appropriate to finalize items necessary for the transition of the operations effective as of the Closing. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession in and to the Acquired Equity, the officers and directors of the Buyer, Seller and members of the Company Group will take all such lawful and necessary action.

7.10    [***]

7.11    Completion of Service Schedule. The Parties acknowledge that as of the date hereof the Service Schedule to the Transition Services Agreement has not yet been fully completed. The Parties agree that they shall use reasonable, good faith efforts to complete such Service Schedule as soon as practicable following the execution of this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

8.1     Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Parties hereto:

(a)         No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and has the direct effect of making the Transactions illegal or otherwise directly prohibiting consummation of the Transactions.

8.2     Additional Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Transactions also are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by Buyer:

(a)         Representations and Warranties. Each of the representations and warranties concerning the Company Group and Seller contained in ARTICLE 3 and ARTICLE 4 of this Agreement and in any certificate delivered pursuant hereto (without giving effect to any Company Material Adverse Effect or other materiality qualifier therein) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as if made at and as of such date (other than those representations and warranties made as of such specific date or dates, which shall be true and correct as of such date or dates), except in each case where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Agreements and Covenants. The Seller and each member of the Company Group shall have performed or complied in all material respects with all of their obligations, agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing, any of which may be waived in writing by Buyer.

(c)         Officers’ Certificate. Seller shall have delivered to Buyer a certificate, dated as  of the Closing Date and executed on behalf of Seller by an authorized officer of Seller certifying compliance with the conditions set forth in Section 8.2(a) and (b).

(d)         Approval. This Agreement shall have been duly and validly adopted by Seller in compliance with applicable Law and the Governing Documents of the Seller, each as in effect on the date of such approval and adoption.

(e)         Secretary’s Certificate. Each member of the Company Group shall have  delivered to Buyer a certificate, dated as of the Closing Date and executed on behalf of such Company by its Secretary, certifying such Company’s (i) Governing Documents, and (ii) board resolutions approving the Transactions and adopting this Agreement.

(f)         Net Working Capital Certificate. The Seller shall have delivered to Buyer the  Net Working Capital Certificate.

(g)         Closing  Statement.     The Seller shall have delivered to Buyer the Closing Statement.

(h)         Reserved.

(i)          Required Consents. The Seller shall have obtained and delivered evidence to Buyer of the third party consents, assignments, waivers, authorizations or other certificates set forth on Schedule 7.1(b), if any, in a form reasonably acceptable to Buyer.

(j)          FIRPTA Certificate. The Seller shall have delivered to Buyer a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the of Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” for purposes of Sections 1445 of the Code.

(k)        Transition Services Agreement. The Seller shall have delivered to Buyer the Transition Services Agreement, substantially in the form of Exhibit B (the “Transition Services Agreement”), with the Service Schedule fully completed and attached thereto, dated as of the Closing Date and executed by Seller.

(l)          Moorestown Facility License Agreement. The Seller shall have delivered to Buyer the Moorestown Facility License Agreement with respect to the temporary use and occupation of a portion of the Seller’s facilities located in Moorestown, New Jersey by Buyer, substantially in the form of Exhibit C (the “Moorestown Facility License Agreement”), dated as of the Closing Date and executed by Seller.

(m)        Auburn Facility Sublease. The Seller shall have delivered to Buyer the Auburn Facility Sublease with respect to the subletting of a portion of the premises located at 1667 Shug Jordan Parkway, Auburn, Alabama, substantially in the form of Exhibit D (the “Auburn Facility Sublease”), dated as of the Closing Date and executed by Seller.

8.3     Additional Conditions to the Obligations of the Seller. The obligations of the Seller to effect the Transactions also are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Seller:

(a)         Representations and Warranties. Each representation and warranty of Buyer set forth in this Agreement and any certificate or other document delivered pursuant hereto shall be true and correct in all material respects (other than representations and warranties qualified by materiality or material adverse effect and Buyer’s Fundamental Representations which shall be true in all respects) on and as of the date hereof and as of the Closing with the same force and effect as if made at and as of such date (other than those representations and warranties made as of such specific date or dates, which shall be true and correct as of such date or dates).

(b)         Agreements and Covenants. Buyer shall have performed or complied with all of its respective obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)         Officers’ Certificate. Buyer shall have delivered to Seller a certificate, dated as  of the Closing Date and executed by a duly authorized officer of Buyer, certifying compliance with the conditions set forth in Sections 8.3(a) and (b).

(d)         Secretary’s Certificate. Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and executed on behalf of Buyer by its Secretary, certifying the Buyer’s (i) Governing Documents and (ii) board resolutions approving the Transactions and adopting this Agreement.

(e)         Transition Services Agreement. Buyer shall have delivered to the Seller the Transition Services Agreement, with the Service Schedule fully completed and attached thereto, dated as of the Closing Date and executed by the Buyer.

(f)         Moorestown Facility License Agreement. Buyer shall have delivered to  the Seller the Moorestown Facility License Agreement, dated as of the Closing Date and executed by Buyer.

(g)         Auburn Facility Sublease. Buyer shall have delivered to Seller the Auburn Facility Sublease, dated as of the Closing Date and executed by Buyer.

8.4     Frustration of Closing Conditions. Neither Buyer (on the one hand) nor the Seller (on the other hand) may rely on the failure of any condition set forth in Section 8.1,  Section 8.2 or Section 8.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provisions of this Agreement.

ARTICLE 9

INDEMNIFICATION; RELEASE

9.1     Indemnification by the Seller. Subject to the terms and conditions of this ARTICLE 9,  upon the Closing of the Transactions, the Seller hereby agrees to indemnify, defend and hold harmless Buyer and Buyer’s Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”) from and against any and all Damages actually incurred or sustained by, or imposed upon, the Buyer Indemnified Parties resulting from or arising out of:

(a)         any breach of a representation or warranty of the Company Group set forth in ARTICLE 3 of this Agreement or in any Transaction Document (excluding the Excluded Documents) delivered in connection herewith;

(b)         any breach of a representation or warranty of the Seller set forth in ARTICLE 4 of this Agreement or in any Transaction Document (excluding the Excluded Documents) delivered in connection herewith; and

(c)         any Indemnified Taxes, to the extent not included in the calculation of Actual Net Working Capital, Actual Debt or Actual Transaction Expenses (as finally determined in accordance with Section 2.4).

9.2     Indemnification by Buyer. Subject to the terms and conditions of this ARTICLE 9, upon the Closing of the Transactions, Buyer and each of its Affiliates (including, from and after the Closing, the members of the Company Group) (collectively, the “Buyer Indemnifying Parties”), hereby jointly and severally, agree to indemnify, defend and hold harmless the Seller and its respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each, a “Seller Indemnified Party”), from and against any and all Damages incurred or sustained by, or imposed upon, the Seller Indemnified Parties resulting from or arising out of:

(a)         any breach of any representation or warranty of Buyer set forth in this Agreement or any Transaction Document (excluding the Excluded Documents) delivered in connection herewith; and

(b)         any breach or non-fulfillment of any covenant or agreement of Buyer, set forth in this Agreement or any Transaction Document (excluding the Excluded Documents) delivered in connection herewith or any breach or non-fulfillment by the Company Group of any covenant or agreement required to be performed after Closing contained in this Agreement or any Transaction Document.

9.3     Survival; Time for Claims; Notice of Claims. Subject to the terms and other provisions of this Agreement:

(a)         Survival Periods:

(i)          Representations and Warranties. The representations and warranties of the Company Group, Seller and Buyer set forth in this Agreement or any Transaction Document delivered in connection herewith shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months from the Closing Date (the “General Survival Date”); provided, that (A) the Fundamental Representations (other than the representations and warranties set forth in Section 3.9  (Tax Matters) (the “Tax Representations”)) shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; (B) the Tax Representations shall survive the Closing and shall remain in full force and effect until the date of expiration of the applicable statute of limitations; and (C) the representations and warranties set forth in the Excluded Documents shall survive the Closing and remain in full force and effect in accordance with their terms.

(ii)         Covenants and Agreements. The covenants and agreements of the Company Group and Seller set forth in this Agreement or any Transaction Document delivered in connection herewith that by their terms are required to be performed at or prior to the Closing shall not survive and will terminate at the Closing, and any covenants and agreements of the Company Group that by their terms are to be performed after the Closing shall survive the Closing and remain in full force and effect for the period expressly contemplated by their terms; provided, that, (A) the indemnification obligations set forth in Section 9.1(c) shall survive the Closing until the date of expiration of the applicable statute of limitations; and (B) the covenants and agreements set forth in the Excluded Documents shall survive the Closing and remain in full force and effect in accordance with their terms. The covenants and agreements of Buyer set forth in this Agreement or any Transaction Document delivered in connection herewith shall survive the Closing and remain in full force and effect for the period expressly contemplated by their terms; provided, that, (Y) the indemnification obligations set forth in Section 9.2 shall survive the Closing and remain in full force and effect until expiration of the applicable statute of limitations period; and (Z) the covenants and agreements set forth in the Excluded Documents shall survive the Closing and remain in full force and effect in accordance with their terms.

(b)         Time and Notice of Claims. No claim for indemnification may be asserted against an Indemnifying Party for breach of any representation, warranty, covenant or agreement set forth in this Agreement or any Transaction Document delivered in connection herewith, unless written notice of such claim is given to (i) the Seller (in the event Seller is the Indemnifying Party) or (ii) Buyer (on behalf of the Buyer Indemnifying Parties in the event such Persons are the Indemnifying Party) in accordance with Section 9.5, in respect of a Third Party Claim, or Section 9.6, in respect of a Direct Claim, as applicable, on or prior to the date on which the representation, warranty, covenant or agreement ceases to survive in accordance with Section 9.3(a) (each a “Notice of Claim”). Notwithstanding the foregoing, any claim for indemnification that may be sought under this ARTICLE 9, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to Section 9.3(a) if written notice of such claim shall have been properly given to (i) the Seller (in the event Seller is the Indemnifying Party) or (ii) Buyer (on behalf of the Buyer Indemnifying Parties in the event such Persons are the Indemnifying Party) prior to such time, in which case, such representation, warranty, covenant or agreement with respect to such claim shall survive solely with respect to the claim subject to such Notice of Claim until such claim for indemnification is finally resolved. It is the express intent of  the Parties that, if the applicable survival period for an item as contemplated by Section 9.3(a) (the “Applicable Survival Period”) is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract resulting from arms’ length negotiations between sophisticated parties represented by counsel, the applicable statute of limitations with respect to such item shall not apply, and no Party shall be obligated to indemnify, defend, hold harmless, compensate or reimburse any other Party with respect to any such particular claim, except to the extent that any such representations, warranties, covenants and agreements contained herein survive in whole or in part after the Closing pursuant to the terms of this Agreement, and then only to such extent.

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

9.4     Liability Limitations

(a)         Mini-Basket. Except for Fundamental Damages, the Buyer Indemnified Parties shall not be entitled to assert any claim for Damages under Section 9.1 unless and until such time as the total amount of all Damages that have been suffered or incurred by any Buyer Indemnified Party arising from or related to an individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) exceeds Twenty Thousand Dollars ($20,000) (the “Mini- Basket”) and any such claim not exceeding the Mini-Basket shall not aggregate and shall be excluded from the calculation of the Deductible.

(b)         Deductible.  The Buyer Indemnified Parties shall not be entitled to recover indemnification for Damages under Section 9.1 unless and until the aggregate amounts of all Damages under Section 9.1 are in excess of [***] at which time the Buyer Indemnified Parties shall be entitled to indemnification for all Damages actually incurred or sustained in excess of such amount subject to the applicable limitations set forth herein (the “Deductible”).

(c)         Maximum Indemnification Amounts.

(i)          Except for Fundamental Damages, the maximum amount that the Buyer Indemnified Parties (in the aggregate) shall be entitled to recover from the Seller for Damages under Section 9.1 is limited to [***] (the “General Cap”). Except for Fundamental Damages, recovery by the Buyer Indemnified Parties for Damages under Section 9.1 from the Seller shall be limited to the General Cap (it being understood and agreed that the Buyer Indemnified Parties shall have no further right to indemnification from the Seller for items subject to the General Cap).

(ii)          The maximum amount that the Buyer Indemnified Parties shall be entitled to recover under this Agreement for Fundamental Damages, when added to all other Damages, is limited to [***] (the “Fundamental Damages Cap”), provided,  however, Buyer may recover, when added to all other Damages, up to,  but not in excess of, [***] with respect to any Government Health Care Program Repayment Damages.

(iii)        Subject to Sections 9.4(c)(i) and 9.4(c)(ii), the maximum amount that the Buyer Indemnified Parties shall be entitled to recover from Seller for Damages arising under this Agreement (in the aggregate) is limited to [***] less any insurance proceeds and indemnification payments (the “Aggregate Cap”). In no event shall the amount payable by the Seller pursuant to this Agreement exceed the Aggregate Cap.

(d)         [***]

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

(e)         [***]

(f)          Mitigation. Each Party will (and will cause its Affiliates to) use commercially reasonable efforts to pursue any rights and remedies available to mitigate any Damages for which indemnification is or may be provided to it under this ARTICLE 9, consistent with the efforts such Party has or would use to appropriately mitigate Damages for its own account.

(g)         Calculation of Damages. All Damages for which the Buyer Indemnified Parties  are otherwise entitled to indemnification under this ARTICLE 9 shall be reduced by the amount of any insurance proceeds, indemnification payments and other third party recoveries or reimbursement arrangements to which any Buyer Indemnifying Party or any of their Affiliates (including the Company Group) is entitled to in respect of such Damages. Without limiting the generality of the foregoing, in the event an Indemnified Party is, or is reasonably expected to be, entitled to any insurance proceeds in   respect of any Damages for which such Indemnified Party is or may be entitled to  indemnification pursuant to this ARTICLE 9 under any insurance policy, Contract, or other third-party recovery or reimbursement arrangement, the Indemnified Party shall, and shall cause its Affiliates (including, with respect to Buyer Indemnified Parties, the Company Group) to, concurrent with providing a Notice of  Claim in accordance with this Agreement, to proceed first by making a claim therefor (or submitting an initial notification of loss in the event the retention has not been met) under such policy and using its commercially reasonable efforts to seek recovery for and obtain proceeds in respect of such Damages (subject to the applicable retention amounts and other terms and conditions under such insurance policy being met). In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are received or realized by any Buyer Indemnified Party or any of their respective Affiliates subsequent to receipt by the Buyer Indemnified Parties of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other  third-party  recoveries relate, appropriate refunds shall be made promptly by Buyer to the Seller of all or the relevant portion of such indemnification payment.

(h)         Limitations on Tax Indemnity. Notwithstanding anything to the contrary in this Agreement, Seller shall not have any liability under this Agreement or any other Transaction Document, including under this ARTICLE 9, with respect to any Taxes or Damages: (i) resulting from or arising out  of any transaction or event taken at the direction of any Buyer Indemnified Party after Closing that is not specifically contemplated by this Agreement (including any transaction undertaken in connection with the financing of any obligation contemplated by this Agreement); (ii) taken into account as a direct or indirect adjustment to the Purchase Price (as finally determined) or otherwise economically borne by the Seller; (iii)  with respect to any taxable period (or portion thereof) following the Closing Date; (iv) resulting from any breach or non-fulfillment by any Buyer Indemnified Party of any covenant or agreement contained in this Agreement or any other Transaction Document relating to Tax matters; or (v) due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, Tax credit, Tax credit carryforward or other Tax attribute of any member of the Company Group from a Tax period (or portion thereof) ending on or before the Closing Date. Nothing contained in this Section 9.4(h) shall be construed to create (or expand) matters with respect to which the Seller has an indemnification obligation under ARTICLE 9.

(i)          Limitation on Damages. Under no circumstances shall any Buyer Indemnified Party be entitled to (and Buyer on behalf of itself and each other Buyer Indemnified Party disclaims) indemnification pursuant to this ARTICLE 9 or otherwise for Damages that are special, indirect, consequential, multiples of any financial or business measure (including earnings, sales or other benchmarks), expectancy, punitive, exemplary or other similar Damages, including diminution in value, lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation. No Buyer Indemnified Party shall be entitled to recover Damages in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.

(j)          Other Limitations. Notwithstanding anything to the contrary set forth herein, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this ARTICLE 9 or otherwise for (i) any item disclosed in the Seller Disclosure Schedules (as interpreted in accordance with this Agreement), (ii) any liability accrued on, reserved for or reflected on the Financial Statements, (iii) any representation, warranty, covenant, agreement or condition waived by Buyer on or prior to the Closing or (iv) Damages to the extent caused, contributed or exacerbated by any action or omission of Buyer or any of its Affiliates.

(k)         Exclusive Remedy. Buyer, on behalf of itself and each of its Affiliates (including the members of the Company Group after the Closing Date) and its successors and assigns, hereby acknowledges and agrees (for itself and its Affiliates and Buyer Representatives) that, from and after the Closing, the sole and exclusive remedy of Buyer, and each of its respective Affiliates (including the members of the Company Group after the Closing Date) and Buyer Representatives with respect to all matters arising out of, relating to or connected with this Agreement, the Transaction Documents and the Transactions shall be the indemnification provisions set forth in this ARTICLE 9. In furtherance of the foregoing, Buyer (on behalf of itself and its Affiliates and Buyer Representatives (including, following the Closing, the members of the Company Group)) hereby waives, from and after the Closing, any and all rights, claims and causes of action which Buyer or its Affiliates and Buyer Representatives may have against Seller or any member of the Company Group or any of their Affiliates arising under or based upon any Contract, Law or otherwise except pursuant to the indemnification provisions set forth in this ARTICLE 9.

9.5     Third Party Claims.

(a)         Notice of Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the procedures set forth in this Section 9.5. An Indemnified Party shall give prompt written notification to Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or to the Seller (if the Seller is the Indemnifying Party) of the commencement of any Legal Proceeding relating to a Third Party Claim for which indemnification may be sought or, if earlier, upon the written assertion of any such Third Party Claim; provided, that no delay on the part of the Indemnified Party in notifying Buyer or the Seller (as applicable) shall relieve such Indemnifying Party from any obligation under this ARTICLE 9, except to the extent (i) notice is delivered after the applicable survival period for such claim (in which case the Indemnified Party shall not be entitled to assert such claim) or (ii) such delay actually prejudices the Indemnifying Party. Such notice by the Indemnified Party shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim, the provisions of this Agreement alleged to have been breached, the amount of the Damages claimed, and shall include copies of all written evidence thereof.

(b)         Assumption of Defense.

(i)          In the event of any Third Party Claim, the Indemnifying Party, by written notice delivered to the Indemnified Party within fifteen (15) days after receiving notice of the Third Party Claim, may elect to assume the defense of the Third Party Claim. If the Indemnifying Party so assumes any such defense, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently. If Seller is the Indemnifying Party, it shall not compromise or settle a Third Party Claim, or consent to entry of any judgment in respect thereof, which would reasonably be expected to result in Damages in excess of the Seller’s indemnification obligation, without the prior written consent of the Buyer (on behalf of the Buyer Indemnified Parties), which consent shall not be unreasonably withheld or delayed. If the Buyer Indemnifying Parties are the Indemnifying Party, the Buyer Indemnifying Parties shall not compromise or settle any Third Party Claim, or consent to the entry of any judgment in respect thereof, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(ii)         Notwithstanding Section 9.5(b)(i), if Seller is the Indemnifying Party, Buyer shall nonetheless have the right to assume and control the defense of the following Third Party Claims: (A) Third Party Claims involving a criminal investigation or criminal violation; (B) Third Party Claims involving any Civil Investigative Demand; (C) Third Party Claims involving any qui tam or whistleblower complaint; or (D) Third Party Claims which would reasonably be expected to result in the revocation or termination of any Buyer Indemnified Party’s right to participate in Medicare or Medicaid, loss of licensure, or consent to entry of any judgment in respect thereof.

(iii)       Notwithstanding Section 9.5(b)(i), if the Buyer Indemnifying Parties are the Indemnifying Party as triggered by the terms of Section 9.2, Seller shall nonetheless have the right to assume and control the defense of the following Third Party Claims: (A) Third Party Claims involving a criminal investigation or criminal violation; (B) Third Party Claims involving any Civil Investigative Demand; (C) Third Party Claims involving any qui tam or whistleblower complaint; or (D) Third Party Claims which would reasonably be expected to result in the revocation or termination of Seller’s or any Affiliate of Seller’s right to participate in Medicare or Medicaid, loss of licensure, or consent to entry of any judgment in respect thereof.

(c)         Participation in Assumed Defense. In the event that an Indemnifying Party assumes the defense of any Third Party Claim in accordance with Section 9.5(b) above, the Indemnified Party may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party will, and will cause its Affiliates to, assist and cooperate in the defense thereof and will provide reasonable access to documents, assets, properties, books, and records reasonably requested by the Indemnifying Party and will make available all officers, directors, and employees of the Indemnified Party and its Affiliates reasonably requested by the Indemnifying Party for investigation, depositions, and trial.

(d)         Obligation to Control Defense. In the event that the Indemnifying Party fails or elects not to assume the defense of any Third Party Claim that such Indemnifying Party had the right to assume under Section 9.5(b) above, the Indemnified Party shall have the right to undertake the defense and, if undertaken, shall conduct the defense actively and diligently, but such defense shall be at the expense of the Indemnifying Party. If the Indemnified Party undertakes the defense of such Third Party Claim, then the Indemnified Party shall not compromise or settle such Third Party Claim, or consent to entry of any judgment in respect thereof, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

9.6     Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (such claim, a “Direct Claim”) shall be asserted by giving prompt written notification to Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller is the Indemnifying Party), as applicable, of the commencement of any action, suit, proceeding or process relating to a Direct Claim for which indemnification may be sought; provided, that no delay on the part of the Indemnified Party in notifying Buyer or Seller (as applicable) shall relieve such Indemnifying Party from any obligation under this ARTICLE 9, except to the extent (a) notice is delivered after the applicable survival period for such claim (in which case the Indemnified Party shall not be entitled to assert such claim) or (b) such delay actually prejudices the Indemnifying Party. Such notice by the Seller or Buyer, as applicable, shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Direct Claim, the provisions of this Agreement alleged to have been breached, the amount of the Damages claimed, and shall include copies of all written evidence thereof. The Indemnified Party shall allow Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller is the Indemnifying Party), as applicable, and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party will, and will cause its Affiliates to, assist and cooperate in Buyer’s (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller’s (if the Seller is the Indemnifying Party) investigation by providing reasonable access to documents, assets, properties, books, and records reasonably requested by Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller is the Indemnifying Party), and will make available all officers, directors, and employees reasonably requested by Buyer or the Seller, as applicable.

9.7     Treatment of Indemnification Payments. All indemnification and other payments under this ARTICLE 9 shall, to the extent permitted by applicable Law, be treated for all Tax purposes as adjustments to the Purchase Price.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

10.1   Termination. This Agreement may be terminated at any time prior to the Closing by certain of the Parties as provided below:

(a)         by mutual written consent of Buyer and the Seller;

(b)         by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company Group or Seller set forth in this Agreement which (i) would give rise to the failure of a condition set forth in Section 8.2 and (ii) has not been cured within ten (10)

Business Days following the earlier of receipt by Buyer of written notice of such breach from the Seller or receipt by the Seller of written notice of such breach from Buyer (a “Buyer Terminable Breach”);

(c)         by the Seller (on behalf of itself and the Company Group), upon a material breach of any representation, warranty, guarantee, covenant or agreement on the part of Buyer set forth in this Agreement (a “Company Terminable Breach”);

(d)         by either Buyer or the Seller, if there shall be any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Transactions or that makes consummation of the Transactions illegal; or

(e)         by either Buyer or the Seller, if the Closing shall not have occurred by January 31, 2020 (the “Outside Date”); provided,  however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any Party whose failure to perform any material covenant, agreement or obligation hereunder has been the principal cause of the failure of the Closing to occur on or before such Outside Date.

10.2   Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, there shall be no liability on the part of Buyer, Company Group or the Seller or any of their respective Affiliates, officers, directors, stockholders, managers or partners and all rights and obligations of any Party hereto shall cease, except that nothing herein shall relieve any Party hereto of any liability for any and all of the damages suffered by the other Party hereto as a result of any willful breach of such Party’s representations, warranties covenants or agreements contained in this Agreement; provided,  however, that Buyer’s right to pursue legal remedies under this Agreement shall be limited to the Company Group, and Buyer shall have no right to pursue remedies under this Agreement or otherwise against the Seller, any officer, director or employee of the Company Group, or any other Person individually. Notwithstanding the foregoing, the provisions of this Section 10.2,  Section 10.3,  Section 10.4 and ARTICLE 11 shall survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement (and such obligations shall not be limited by this Section 10.2), which shall remain in full force and effect in accordance with the terms thereof.

10.3   Fees and Expenses. Except as otherwise set forth in this Agreement, each of Buyer, the Company Group and Seller shall pay all of the costs and expenses (including any broker’s and legal fees and expenses) that it incurs incident to the due diligence and negotiation related to the Transactions, the preparation, execution and delivery of this Agreement, the Transaction Documents and the Excluded Documents and the performance of any obligations hereunder and thereunder, whether or not the Transactions are consummated, including the expenses and fees of its respective accountants, lawyers and other professionals and any fees, costs and expenses associated with any financing; provided,  however, that in the event the Transactions are consummated, the costs and expenses (including any broker’s and legal fees and expenses) of the Company Group and the Seller incurred in connection with this Agreement and the Transactions shall constitute part of the Transaction Expenses.

10.4   Amendments and Waivers. Subject to compliance with applicable Law, any provision hereof may be amended, modified, terminated or supplemented and the observance of any provision hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) by a writing signed by Buyer and the Seller; provided, that no provision may be amended, modified, waived or terminated by Buyer in any manner that is adverse in any material respect to the Senior Lender without the prior written consent of the Senior Lender. For the sake of clarity, the Parties acknowledge that nothing in this Section 10.4 shall restrict either Party’s rights to terminate this Agreement pursuant to the terms of Section 10.1. Any amendment, modification, termination, supplement or waiver effected in accordance with this Section 10.4 shall be binding upon each of the parties hereto.

10.5   Failure or Indulgence Not Waiver. No waivers of, or exceptions to, any term, condition or provision hereof, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of, or exception to, any such term, condition or provision. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

ARTICLE 11

GENERAL PROVISIONS

11.1   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a (.pdf or other electronic transmission) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to the Buyer or member of the Company Group after the Closing Date:

AdaptHealth LLC

200 West Germantown Pike, Suite 250

Plymouth Meeting, PA 19462

Telephone: (732) 719-2824

Email: luke.mcgee@adapthealth.com; cjoyce@adapthealth.com

Attention: Luke McGee & Christopher J. Joyce

with a copy to (which shall not constitute notice):

K&L Gates LLP

1717 Main Street, Suite 2800

Dallas, TX 75201

Telephone: (214) 939-6282

Email: jill.louis@klgates.com

Attention: Jill Louis

If to the Company Group (prior to the Closing Date):

NRE Holding Corporation

540 Lindbergh Drive

Moon Township, Allegheny, PA 15108

Telephone: (415) 983-9129

Email: Lori.schechter@mckesson.com

Attention: General Counsel

McKesson Patient Care Solutions, Inc.

600 Lindbergh Drive

Moon Township, Allegheny, PA, 15108

Telephone: (415) 983-9129

Email: Lori.schechter@mckesson.com

Attention: General Counsel

with a copy to (which shall not constitute notice):

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Telephone: (404) 233-7000

Email: wsb@mmmlaw.com

Attention: Ward Bondurant, Esq.

If to the Seller:

McKesson Medical-Surgical, Inc.

9954 Mayland Drive

Suite 4000

Richmond, VA 23233

Telephone: (415) 983-9129

Email: Lori.schechter@mckesson.com

Attention: General Counsel

with a copy to (which shall not constitute notice):

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Telephone: (404) 233-7000

Email: wsb@mmmlaw.com

Attention: Ward Bondurant, Esq.

11.2   Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

11.3   Interpretation. When reference is made in this Agreement to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. To the extent that a representation or warranty contained in ARTICLE 3 or ARTICLE 4 of this Agreement, or any schedule, exhibit, document or item in connection therewith furnished by the Company Group or the Seller to Buyer (each, a “Representation”), addresses a particular subject matter with specificity (a “Specific Representation”), and no breach under such Specific Representation exists, neither the Company Group nor the Seller (as applicable) shall be deemed to be in breach of any other Representation that addresses such subject matter with less specificity than the Specific Representation, and if such Specific Representation is qualified or limited to the Seller’s Knowledge, materiality, or in any other manner, no other Representation shall supersede or limit such qualification in any manner. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used herein, “dollar” or “$” means the U.S. dollar. When used herein, the word “or” means the conjunctive “and/or” unless specified otherwise. “Made available,” “provided,” “furnished” and words of similar import mean the posting by or on behalf of any member of the Company Group of materials to a virtual data room managed by the Seller or Broker and made accessible to Buyer or the Buyer Representatives, the physical delivery by or on behalf of the Seller or the Company Group (including delivery by email or other electronic means) of such materials to Buyer or the Buyer Representatives, or the Seller or Company Group or its representative otherwise making such materials available to Buyer or the Buyer Representatives for review.

11.4   Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable Law, but if one or more of the provisions of this Agreement is subsequently declared to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all of the remaining conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. In the event of any such declaration of invalidity, illegality or unenforceability, this Agreement, as modified, shall be applied and construed to reflect substantially the intent of the Parties and achieve the same economic and legal effect as originally intended by its terms. In the event that the scope of any provision of this Agreement is deemed unenforceable by a court of competent jurisdiction, the Parties agree to the reduction of the scope of the provision as the court shall deem reasonably necessary to make the provision enforceable under the circumstances.

11.5   Entire Agreement. This Agreement (together with the Exhibits, Annexes, the Seller Disclosure Schedules and other Transaction Documents) and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior representations, warranties, agreements and undertakings, both written and oral, among the Parties or between any of them, with respect to the subject matter hereof and thereof.

11.6   Seller Disclosure Schedules. In connection with the execution of this Agreement, the Company delivered to Buyer the Seller Disclosure Schedules, which may be updated prior to the Closing by the Supplemental Disclosure Schedule, setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in ARTICLE 3 or ARTICLE 4 or to one or more of the agreements and covenants of the Seller or the Company Group contained in ARTICLE 6 or ARTICLE 7. The Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, constitute an integral part of this Agreement and is attached hereto (in the case of the Seller Disclosure Schedules) or will be delivered prior to the Closing (in the case of the Supplemental Disclosure Schedule) and are hereby incorporated herein. There may be included in the Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non- disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” Company Material Adverse Effect or any word or phrase of similar import used herein. Matters reflected in the Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be disclosed in the Seller Disclosure Schedules. No disclosure in the Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, relating to a possible breach or violation of any Contract, law or order of any Governmental Authority will be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Any capitalized term used  in the Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Seller Disclosure Schedules. The disclosure of any matter in any section of the Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, will be deemed to be a disclosure by the Seller to each other section of the Seller Disclosure Schedules to which such disclosure’s relevance is reasonably apparent on its face. The listing of any matter on the Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, shall expressly not be deemed to constitute an admission by such Party, or to otherwise imply, that any such matter is material, is required to be disclosed by such Party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. In no event shall the listing of any matter in the Seller Disclosure Schedules, as supplemented by the Supplemental Disclosure Schedule, be deemed or interpreted to expand the scope of such the representations, warranties or covenants of the Seller or the Company Group as set forth in this Agreement.

11.7   Assignment. No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of Buyer and the Seller; provided that the Buyer may assign this Agreement or any of its rights or obligations hereunder, upon notice to the Seller, to any Affiliate of the Buyer provided that the Buyer shall remain liable for the performance of any obligations hereunder; provided, further, that nothing in this Agreement shall or is intended to limit the ability of the Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Seller to any lender to the Buyer (together with any successors and assigns, individually and collectively, “Senior Lender”) as security for borrowings. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 11.7 will be null and void (except for any assignment hereof by Buyer to the Senior Lender). Notwithstanding anything to the contrary in this Agreement, (x) any Senior Lender is an intended third party beneficiary of Sections 10.4,  11.4 and 11.10 and Sections 10.4 and 11.10 may be enforced by such persons directly, and (y) Sections 10.4,  11.4 and 11.10 may not be amended, modified, waiver or terminated in a manner that is adverse in any material respect to the Senior Lender without the prior written consent of such Senior Lender

11.8   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except as provided in Sections 7.8 and 11.7, with respect to which the Persons identified in such Section shall be third party beneficiaries).

11.9   Specific Performance.

(a)         Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged immediately, extensively and irreparably and no adequate remedy at Law would exist in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, in addition to, and not in limitation of, any other remedy available to any party at Law or in equity, the Parties hereby acknowledge and agree that Buyer, the Company Group (prior to the Closing) and the Seller shall be entitled to an injunction or injunctions to prevent any breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof, including to cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the Parties hereby waive, and agree not to assert, to the fullest extent permitted by Law, (i) any defense that a remedy of injunctive relief or specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, (ii) any defense in any action for injunctive relief or specific performance, including the defense that a remedy at law would be adequate or that monetary damages would provide an adequate remedy, (iii) any requirement under any Law to post bond or other security as a prerequisite to obtaining equitable relief and (iv) any defense that injunctive relief or specific performance will cause an undue hardship to any party.

(b)         If any Party brings any action to specifically enforce the terms and provisions of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days or (ii) such later date established by the Delaware Court presiding over such action. The Parties further agree that (A) by seeking the remedies provided for in this Section 11.9, no Party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby (including monetary damages) in the event that this Agreement has been terminated or the remedies provided for in this Section 11.9 are not available, dismissed or otherwise not granted, and (Z) nothing set forth in this Section 11.9 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for)  specific performance under this Section 11.9 prior to or as a condition to exercising any termination right under ARTICLE 10, nor shall the commencement of any Legal Proceeding pursuant to this Section 11.9 or anything set forth in this Section 11.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of ARTICLE 10 or pursue any other remedies under this Agreement any other agreement or document entered into in connection herewith or the transactions contemplated hereby that may be available then or thereafter.

11.10 Governing Law; Exclusive Jurisdiction.

(a)         This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or are related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

(b)         Any claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”) arising out of or relating to this Agreement and any related agreement, certificate or other document delivered in connection herewith shall be heard and determined by the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware and any federal appellate court therefrom) (together, the “Delaware Courts”). Each of the Parties hereby irrevocably and unconditionally: (i) submit to the exclusive jurisdiction of the Delaware Courts, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and any related agreement, certificate or other document delivered in connection herewith brought by any Party hereto; (ii) agree not to commence any such action or proceeding except in such courts; (iii) agree that any claim in respect of any such action or proceeding may be heard and determined in any Delaware Court; (iv) waive, and agree not to assert, to the fullest extent it may legally and effectively do so, any objection or defense that it may now or hereafter have to the laying of venue of any such action or proceeding in any Delaware Court, (v) waive, and agree not to assert, to the fullest extent it may legally and effectively do so, any objection or defense that it is not subject to such jurisdiction or that such action or proceeding may not be brought, is not maintainable in or may not be enforced in or by such courts; and (vi) waive, and agree not to assert, to the fullest extent it may legally and effectively do so, any objection or defense of an inconvenient forum to the maintenance of such action or proceeding in any Delaware Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall  be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally consents to service of process in the manners provided for notices in Section 11.1;  provided, that nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(c)         EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

(d)         Each Party irrevocably and unconditionally consents to service of process in person or by certified or by nationally recognized overnight courier to its respective notice address set forth in Section 11.1, which shall constitute valid in personal service upon such Party and its successors and assigns in any proceeding commenced pursuant to this Section 11.10;  provided, that, notwithstanding the foregoing, nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law. Each Party acknowledges and agrees that: (i) this is a commercial transaction;

(ii) the foregoing provisions for service of process and waiver of jury trial have been read, understood and voluntarily agreed to by such Party; and (iii) each Party is hereby waiving important legal rights.

11.11 Counterparts. This Agreement may be executed manually or by facsimile or email delivery by the Parties, in any number of counterparts, each of which shall be considered an original, and all of which together shall be considered one and the same agreement. The Agreement shall become effective when each of Buyer, the members of the Company Group and the Seller have executed this Agreement.

11.12 Waiver of Conflicts Regarding Representation. Morris, Manning & Martin,  LLP (“MMM”) has acted as counsel for the Company Group (prior to the Closing Date) and the Seller (collectively, the “Company Parties”) in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including, without limitation, Buyer or any of its Affiliates (including the Company Group, from and after the Closing Date). Only the Company Parties shall be considered clients of MMM in the Acquisition Engagement. If the Seller so desires, MMM shall be permitted, without the need for any future waiver or consent, to represent any of the Seller or the Seller Indemnified Parties from and after the Closing in connection with any matter related to the matters contemplated by this Agreement, the Transaction Documents, the Excluded Documents any other agreements referenced herein or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Seller or the Seller Indemnified Parties, in any of the foregoing cases including in any dispute, litigation or other adversary proceeding against, with or involving the Company Group (from and after the Closing Date) or any of their agents or Affiliates (in such capacity). To the extent that communications between a Company Party, on the one hand, and MMM, on the other hand, relate to the Acquisition Engagement and such communications are protected by the attorney-client privilege as between MMM and the Company Parties, including the Company Group prior to the Effective Time and all attorney work product prepared in connection with the Acquisition Engagement (such communications, collectively, the “Attorney-Client Communications”), such Attorney-Client Communications shall be deemed to belong solely to the Seller, and not Buyer or the Company Group (from and after the Closing Date). Buyer acknowledges and agrees, for itself and on behalf of its Affiliates, including the Company Group (from and after the Closing), upon and after the Closing: (a) the Seller, for and on behalf of the Seller Indemnified Parties, and MMM shall be the sole holders of the attorney-client privilege and work product privilege with respect to the Acquisition Engagement, and none of Buyer nor any of its Affiliates, including the Company Group from and after the Closing Date, shall be a holder thereof; and (b) MMM shall have no duty whatsoever to reveal or disclose any Attorney- Client Communications to Buyer or any of its Affiliates, including the Company Group from and after the Closing Date, by reason of any attorney-client relationship between MMM and the Company Group or otherwise.

* * * * *

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement as of the date first written above.

BUYER:

ADAPTHEALTH LLC

By:	/s/ Luke McGee
Name:	Luke McGee
Its:	Chief Executive Officer

SELLER:

MCKESSON MEDICAL-SURGICAL, INC.

By:	/s/ Bansi Nagji
Name:	Bansi Nagji
Its:	Authorized Representative

COMPANY GROUP:

NRE HOLDING CORPORATION

By:	/s/ Bansi Nagji
Name:	Bansi Nagji
Its:	Authorized Representative

MCKESSON PATIENT CARE SOLUTIONS, INC.

By:	/s/ Bansi Nagji
Name:	Bansi Nagji
Its:	Authorized Representative

[Signature Page to Securities Purchase Agreement]